Exhibit 10.1

Loan Number: _________

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of July 16, 2024

by and among

AMERICAN HOMES 4 RENT, L.P.,
as Borrower,

AMERICAN HOMES 4 RENT,
as Parent, solely for the limited
purposes described in Section 12.18;

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 12.5,
as Lenders,

and

WELLS FARGO BANK, National Association,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,

JPMORGAN CHASE BANK, N.A.,

BofA Securities, Inc.,

PNC Capital Markets LLC,

and Raymond James Bank, N.A.

as Lead Arrangers

WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A.,

and BofA Securities, Inc.,

as Bookrunners,

JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.

as Syndication Agent,

PNC Bank, national association, Raymond James Bank, N.A., REGIONS BANK, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia, and U.S. Bank National Association,

as Documentation Agents,

and

WELLS FARGO SECURITIES, LLC,

as Sustainability Agent

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

SCHEDULE I	Commitments
SCHEDULE 1.1.(a)	List of Loan Parties
SCHEDULE 1.6	Sustainability Table
SCHEDULE 2.4	Existing Letters of Credit
SCHEDULE 6.1(b)	Ownership Structure
SCHEDULE 6.1(f)	Properties
SCHEDULE 6.1(g)	Indebtedness and Guaranties
SCHEDULE 6.1(i)	Litigation
SCHEDULE 6.1(r)	Affiliate Transactions
SCHEDULE 9.12(a)	Parent Assets
SCHEDULE 9.12(b)	Parent Liabilities

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Disbursement Instruction Agreement
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Notice of Revolving Borrowing
EXHIBIT G	[Intentionally Omitted]
EXHIBIT H	Form of Notice of Term Loan Borrowing
EXHIBIT I	Form of Bid Rate Note
EXHIBIT J	Form of Revolving Note
EXHIBIT K	[Intentionally Omitted]
EXHIBIT L	Form of Term Note
EXHIBITS M-1 – M-4	Forms of U.S. Tax Compliance Certificates
EXHIBIT N	Form of Compliance Certificate
EXHIBIT O	Form of Bid Rate Quote Request
EXHIBIT P	Form of Bid Rate Quote
EXHIBIT Q	Form of Bid Rate Quote Acceptance
EXHIBIT R	Form of Designation Agreement
EXHIBIT S	Form of Sustainability Certificate

- vi -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of July 16, 2024, by and among AMERICAN HOMES 4 RENT, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), AMERICAN HOMES 4 RENT, a real estate investment trust formed under the laws of the State of Maryland (the “Parent”), solely for the limited purposes described in Section 12.18, each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), with WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A., BofA Securities, Inc., PNC CAPITAL MARKETS LLC, and Raymond James Bank, N.A., as Lead Arrangers (in such capacities, each a “Lead Arranger”), WELLS FARGO SECURITIES, LLC, JPMORGAN CHASE BANK, N.A. and BofA Securities, Inc., as Bookrunners (in such capacities, each a “Bookrunner”), JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A., as Syndication Agent (the “Syndication Agent”), PNC Bank, national association, Raymond James Bank, N.A., REGIONS BANK, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia, and U.S. Bank National Association, as Documentation Agents (in such capacities, each a “Documentation Agent”), CITIBANK, N.A., as Senior Managing Agent (in such capacity, “Senior Managing Agent”), and WELLS FARGO SECURITIES, LLC, as Sustainability Agent (the “Sustainability Agent”).

WHEREAS, Administrative Agent, the Issuing Banks and the Lenders desire to make available to the Borrower a $1,250,000,000 revolving credit facility, with a competitive bid loan subfacility and a $50,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I. Definitions

Section 1.1.         Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Absolute Rate” has the meaning given that term in Section 2.3(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3(c)(ii)(C).

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Acquisition Property” means, as of any given date, any completed Property acquired by the Borrower or any Subsidiary of the Borrower during the fiscal quarter most recently ended or during the four consecutive fiscal quarters immediately preceding such fiscal quarter most recently ended.

“Additional Costs” has the meaning given that term in Section 4.1(b).

“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) the Simple SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, with respect to a particular Class and Type of Loans, the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Parent’s Credit Rating then falls. As of the Effective Date, the Applicable Margins are determined based on Level 3. Any change in the Parent’s Credit Rating which would cause the Applicable Margins to be determined based on a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4(o) that the Parent’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Parent’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Parent’s Credit Rating has changed. During any period that the Parent has received only two (2) Credit Ratings, and such Credit Ratings do not fall in the same Level of the table set forth in this definition, then: (A) if the difference between such Credit Ratings is one Level (e.g., BBB- by S&P and Baa2 by Moody’s), the Applicable Margin shall be determined based on the Level corresponding to the higher of the Credit Ratings (e.g., Level 3); (B) if the difference between such Credit Ratings is two Levels (e.g., BBB- by S&P and Baa1 by Moody’s), the Applicable Margin shall be determined based on the Level corresponding to the applicable Credit Rating that is in between such Levels (e.g., Level 3) and (C) if the difference between such Credit Ratings is three Levels (e.g., BBB- by S&P and A3 by Moody’s), the Applicable Margin shall be determined based on the Level corresponding to the Credit Rating that is one Level below the Level corresponding to the higher of the applicable Credit Ratings (e.g., Level 2). During any period that the Parent has received three (3) Credit Ratings, and such Credit Ratings do not fall in the same Level of the table set forth in this definition, then: (A) if the difference between the highest and the lowest Credit Ratings is one Level (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the highest of the Credit Ratings shall apply; and (B) if the difference between such Credit Ratings is two or more Levels (e.g., Baa1 by Moodys and BBB- by S&P or Fitch), the Applicable Margin shall be determined based on the average of the two (2) highest Credit Ratings (provided, however, that if such average is not a recognized category of Credit Rating, then the second highest Credit Rating of the three shall apply). During any period that the Parent has either (x) not received a Credit Rating from any Rating Agency, or (y) received only one (1) Credit Rating and such Credit Rating is from Fitch, in each case, the Applicable Margin shall be determined based on Level 5.

It is hereby understood and agreed that the Applicable Margin shall be adjusted from time to time on an annual basis based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 1.6); provided that in no event shall the Applicable Margin be less than 0.0%. Notwithstanding anything to the contrary herein, until the delivery of (or failure to deliver) the Sustainability Certificate in respect of the Reference Year ending December 31, 2024 pursuant to Section 1.6(e), the Sustainability Rate Adjustment shall be equal to the Prior Sustainability Adjustment as determined in accordance with the Prior Sustainability Provisions (provided that in no event shall the Applicable Margin be less than 0.0%).

Level	Parent’s Credit Rating (S&P/Fitch/Moody’s or equivalent)	Applicable Margin for Revolving Loans that are SOFR Loans	Applicable Margin for Revolving Loans that are Base Rate Loans
1	A-/A3 (or equivalent) or higher	0.725%	0.00%
2	BBB+/Baa1 (or equivalent)	0.775%	0.00%
3	BBB/Baa2 (or equivalent)	0.85%	0.00%
4	BBB-/Baa3 (or equivalent)	1.05%	0.05%
5	BB+/Ba1 (or equivalent) or lower or unrated	1.40%	0.40%

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2(b).

“Average HERS Score” means, for any Reference Year, (i) the sum of all HERS Scores assigned to newly built homes during such Reference Year, divided by (ii) the aggregate number of homes owned by the Parent and its Subsidiaries that are newly built as of such Reference Year. For the avoidance of doubt, for purposes of the foregoing clauses (i) and (ii), no home shall constitute a newly built home for more than one Reference Year.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.50%) and (c) Adjusted Daily Simple SOFR in effect at such time plus one percent (1.0%); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Daily Simple SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Daily Simple SOFR is unavailable or unascertainable); provided, however, that if the Base Rate determined as provided above would be less than zero percent (0.0%), then the Base Rate shall be deemed to be zero percent (0.0%).

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2(b)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2(b) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Bid Rate Borrowing” has the meaning given that term in Section 2.3(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit I, payable to a Lender and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.3(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” has the meaning given that term in Section 2.3(b).

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday) on which banks in San Francisco, California, and New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means six percent (6.00%).

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date; provided that, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements of such Person.

“Cash” or “cash” means Dollars in immediately available funds.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Certificate Inaccuracy Payment Date” has the meaning specified in Section 1.6(d).

“CIP” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties (a) on which development has commenced on the applicable parcel or lots contained within a project or (b) formerly included under the preceding clause (a) on which development has been completed on a lot for which a Certificate of Occupancy has been obtained during the fiscal quarter most recently ended or during the four consecutive fiscal quarters immediately preceding such fiscal quarter most recently ended.

“Certificate of Occupancy” means any temporary certificate of occupancy, any permanent certificate of occupancy or any other local equivalent of either of the foregoing.

“Class” (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Commitment or Term Loan Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan or a Term Loan, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments; provided, that Incremental Term Loan Commitments (and the Incremental Term Loans made pursuant to such Incremental Term Loan Commitments) that have different terms and conditions (to the extent permitted by the terms of this Agreement) compared to other outstanding Incremental Term Loan Commitments or Incremental Term Loans previously incurred hereunder shall be construed to be in different Classes.

“Commitment” means, as to a Lender, such Lender’s Revolving Commitment or such Lender’s Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4 and other technical, administrative or operational matters) that the Administrative Agent decides, in its sole discretion exercised in good faith, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of (a) a Term SOFR Loan from one Interest Period to another Interest Period, or (b) a Daily Simple SOFR Loan as a Daily Simple SOFR Loan, as applicable, in each case, pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11 or Section 4.2(b).

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, and (b) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Daily Simple SOFR (other than pursuant to the Adjusted Daily Simple SOFR component of the definition of “Base Rate”).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Declassification Date” has the meaning specified in Section 1.6(g).

“Declassification Event” means failure by the Borrower to deliver a Sustainability Certificate pursuant to Section 1.6(e) (by the last day such Sustainability Certificate could have been timely delivered in accordance with the terms of such Section) for two (2) consecutive Reference Years.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.5(g) and (c) is not otherwise a Lender.

“Designating Lender” has the meaning given that term in Section 12.5(g).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit R or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 5.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Documentation Agent” has the meaning given to that term in the introductory paragraph hereof.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Properties; (v) non-cash charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments) and non-cash gains (other than any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced net income in any prior period), (vi) equity in net income (loss) of its Unconsolidated Affiliates, and (vii) expenses of opening and marketing promotions; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (v) gains and losses on early extinguishment of Indebtedness, (w) severance and other restructuring charges, (x) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto not permitted to be capitalized pursuant to GAAP (including, without limitation, any portion of the purchase price payable with respect to an acquisition that is not permitted to be capitalized pursuant to GAAP), (y) impairment losses, (z) equity based, non-cash compensation, and (aa) hurricane-related charges net of insurance reimbursements.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Property is fully developed as a one (1) to four (4) family rental Property, including single family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project (but excluding co-ops and manufactured housing); (b) such Property is owned in fee simple entirely by the Borrower or a Wholly Owned Subsidiary of the Borrower; (c) such Property is located in a State of the United States of America or in the District of Columbia; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property (other than, in the case of either of the preceding clause (i) or (ii), Permitted Sale Restrictions or Permitted Transfer Restrictions); (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge (other than a Negative Pledge permitted under Section 9.2(c)(ii)), (f) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which, individually or collectively, are not material to the profitable operation of such Property, and (g) no direct or indirect owner of such Property shall have incurred, guaranteed or otherwise become obligated in respect of any Recourse Indebtedness (other than unsecured intercompany Indebtedness owing to the Borrower or any other Loan Party or any Subsidiary), unless such Person is a Guarantor. A Property shall be excluded from the calculations of Unencumbered NOI and Unencumbered Asset Value if such Property shall cease to be an Eligible Property.

“Eligible Property Subsidiary” means any Subsidiary that owns one or more Eligible Properties included in the calculation of Unencumbered Asset Value or Unencumbered NOI, or any Subsidiary that directly or indirectly owns any Equity Interest in any Subsidiary that owns one or more Eligible Properties included in the calculation of Unencumbered Asset Value or Unencumbered NOI.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any other Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Parent, the Borrower or any other Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned thereto in Section 11.11(a).

“ESG Standards” means the Sustainability Accounting Standards Board Sustainability Accounting Standards (2018) (or successor standards) published by the Sustainability Accounting Standards Board.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) (i) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary or (ii) any Subsidiary that is a direct or indirect owner of a Subsidiary with title to assets described in the immediately preceding clause (a)(i) (but which has no assets other than the Equity Interests in such Subsidiary (or if an indirect owner, other than the Equity Interests in another direct or indirect owner of such Subsidiary which also has no other assets) and other assets of nominal value incidental thereto) and (b) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means each of the letters of credit originally issued under the Prior Credit Agreement identified in Schedule 2.4.

“Extended Letter of Credit” has the meaning given that term in Section 2.4(b).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, however, that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents.

“Fee Letter” means that certain fee letter, dated as of May 14, 2024, by and among the Borrower, Wells Fargo, N.A., Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A, Bank of America, N.A., and BofA Securities, Inc.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, or under any other Loan Document.

“First Extended Revolving Termination Date” means January 16, 2029.

“First Extension Option” has the meaning given that term in Section 2.14.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, with respect to a Person and for a given period: (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. The Parent’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in when determining the Fixed Charges of the Parent.

“Floor” means a rate of interest equal to zero percent (0.0%).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to each Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities attributable to such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantor” means any Person that is party to any Guaranty as a “Guarantor”.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean any guaranty executed and delivered pursuant to Section 7.14 and substantially in the form of Exhibit C.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP.” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“HERS” means the Home Energy Rating System developed by Residential Energy Services Networks Inc., a California 501(c)(3) corporation.

“HERS Score” means, with respect to any home owned by the Parent or a Subsidiary, the HERS index score assigned by HERS to such home at the time such home was newly built.

“HERS Target” means, with respect to any Reference Year, the “HERS Target” for such Reference Year as set forth in the Sustainability Table.

“HERS Threshold” means, with respect to any Reference Year, the “HERS Threshold” for such Reference Year as set forth in the Sustainability Table.

“Incremental Assumption Agreement” means an incremental assumption agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and the applicable Lenders party thereto.

“Incremental Term Loan Commitment” has the meaning given that term in Section 2.17.

“Incremental Term Loans” has the meaning given that term in Section 2.17.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business) and all accrued expenses; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (i) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (ii) the GAAP book value of such property or assets). Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Intellectual Property” has the meaning given that term in Section 6.1(s).

“Interest Expense” means, with respect to a Person and for any period, without duplication, all paid, accrued or capitalized interest expense (including, without limitation, capitalized interest expense (other than capitalized interest expense funded under a construction loan interest reserve account) but excluding non–cash amortization of debt discounts and deferred loan costs), determined on a consolidated basis in accordance with GAAP for such period. The Parent’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of the Parent.

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, the first Business Day of each calendar month, and (b) as to any Term SOFR Loan or Bid Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day.

“Interest Period” means, (i) as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Revolving Borrowing, Notice of Term Loan Borrowing, Notice of Conversion or Notice of Continuation, as applicable, and subject to availability and (ii) as to any Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than seven (7) nor more than one hundred eighty (180) days thereafter, as the Borrower may select as provided in Section 2.3(b); provided that:

(a)          as to any Term SOFR Loan, the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(d)          no tenor that has been removed from this definition pursuant to Section 4.2(b)(iv) shall be available for specification in any Notice of Revolving Borrowing, Notice of Term Loan Borrowing, Notice of Conversion or Notice of Continuation.

Notwithstanding the foregoing: (i) if any Interest Period for a Class of Loans would otherwise end after the Termination Date for such Class of Loans, such Interest Period shall end on the Termination Date for such Class of Loans and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any irrevocable commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB- or higher from S&P and Baa3 or higher from Moody’s.

“Issuing Bank” means each of Wells Fargo, JPMorgan Chase Bank, N.A., and Bank of America, N.A. in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of adequate creditworthiness of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that such Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Lead Arranger” has the meaning given to such term in the introductory paragraph hereof.

“L/C Commitment Amount” has the meaning given to that term in Section 2.4(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9(b).

“Lender” means each financial institution from time to time party hereto as a “Revolving Lender” or a “Term Loan Lender”, in each case, together with its respective successors and permitted assigns; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.5(d), have only the rights (including the rights given to a Lender contained in Section 12.2 and Section 12.9) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Exposure” means, without duplication, at any time (i) in respect of any Letter of Credit issued by the applicable Lender as an Issuing Bank, the Stated Amount of such Letter of Credit plus (ii) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under any Letter of Credit issued by the applicable Lender as an Issuing Bank, plus (iii) in respect of any Letter of Credit issued by another Lender as an Issuing Bank, the applicable Lender’s Letter of Credit Liability.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than a Lender then acting as an Issuing Bank of a Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and each Lender then acting as an Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than a Lender that is the Issuing Bank of such Letter of Credit) of their participation interests under such Section.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan, a Term Loan or a Bid Rate Loan.

“Loan Document” means this Agreement, each Note, any Guaranty, each Letter of Credit Document, the Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each Guarantor from time to time party to any Guaranty pursuant to Section 7.14. Schedule 1.1(a) sets forth the Loan Parties as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Termination Date for any Class of Loans.

“Material Acquisition” means the acquisition (whether by direct purchase, merger or otherwise and whether in one or more related or unrelated transactions (to the extent occurring within any six-month period)) in which the purchase price of the assets acquired exceeds an amount greater than ten percent (10%) of Total Asset Value (not taking into account such new acquisition) as of the last day of the most recently ending fiscal quarter of the Parent for which financial statements are available.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries, or the Borrower and its Subsidiaries, in each case, taken as a whole, (b) the ability of the Borrower, the other Loan Parties and the Parent, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.

“Material Subsidiary” means (a) each Subsidiary of the Borrower that owns a Property included in the determination of Unencumbered Asset Value, (b) any direct or indirect Subsidiary of the Borrower that holds direct or indirect Equity Interests in a Person which owns a Property included in the determination of Unencumbered Asset Value and (c) any direct or indirect Subsidiary of the Borrower to which more than ten percent (10%) of Total Asset Value is attributable on an individual basis, other than, (i) solely in the case of the preceding clauses (b) and (c), any Excluded Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary of the Borrower is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations and any refinancing, replacement, or extension thereof); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents (as determined by the Borrower in good faith), (iii) Permitted Sale Restrictions, and (iv) Permitted Transfer Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Operating Income” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable) but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent or obligations for other charges such as fees, utilities or damages), minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent and its Subsidiaries and any property management fees), minus (c) the actual property management fee paid during such period with respect to such Property.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or release with respect to any Loan Document that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.6(b) and (ii) has been approved by the Requisite Lenders and in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Requisite Class Lenders of such Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, noncompliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided that if any event occurs after which recourse for payment for such Indebtedness is no longer limited to specific assets of such Person, such Indebtedness shall not be Nonrecourse Indebtedness after such event.

“Note” means a Revolving Note, Term Note, or a Bid Rate Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a SOFR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Revolving Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Term Loan Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent in connection with an Incremental Assumption Agreement evidencing the Borrower’s request for a borrowing of Term Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10 Q or Form 10 K (or their equivalents) which the Parent is required to file with the SEC.

“Original Revolving Termination Date” means July 16, 2028.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” has the meaning given that term in the introductory paragraph hereof.

“Participant” has the meaning given that term in Section 12.5(d).

“Participant Register” has the meaning given that term in Section 12.5(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Holders” means (a) B. Wayne Hughes, Tamara Hughes Gustavson, B. Wayne Hughes Jr., each of their respective spouses, children (and their respective spouses), and grandchildren (and their respective spouses) (such individuals being referred to as “Hughes Family Members”), (b) the B.W. Hughes Living Trust, B. Wayne Hughes 5-04 Annuity Trust, B. Wayne Hughes 6-04 Annuity Trust, B. Wayne Hughes 9-05 Annuity Trust, (c) so long as Controlled by any Hughes Family Members, American Commercial Equities, LLC and American Commercial Equities Two, LLC, and/or (d) any other trust solely for the benefit of any one or more of the Hughes Family Members or Person Controlled by any Hughes Family Members.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) which are not at the time required to be paid or discharged under Section 7.6, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 7.6; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; and (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

“Permitted Sale Restrictions” means restrictions contained in any arms’-length sale agreement relating to the sale of any Subsidiary or Property restricting the creation of Liens on, or the sale, transfer or other disposition of Equity Interests or Property that is subject to, such Subsidiary or Property pending such sale; provided that the restrictions apply only to the Subsidiary or Property that are subject to such sale agreement.

“Permitted Transfer Restrictions” means reasonable and customary obligations, encumbrances or restrictions contained in unrecorded agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other Subsidiary of the Parent imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, (i) in respect of any principal of any Class of Loans that are Base Rate Loans, the Base Rate as in effect from time to time plus the Applicable Margin for such Class of Loans that are Base Rate Loans plus an additional two percent (2.0%) per annum, (ii) in respect of any principal of any Class of Loans that are SOFR Loans (for so long as such Loans remain SOFR Loans and subject to Section 2.10), the rate of interest due under Section 2.6(a)(ii) as in effect from time to time for such Class of Loans that are SOFR Loans plus an additional two percent (2.0%) per annum, (iii) in respect of any principal of Loans that are Absolute Rate Loans, the rate of interest due under Section 2.6(a)(iii) for such Absolute Rate Loans as in effect from time to time plus an additional two percent (2.0%) per annum, (iv) in respect of any principal of Loans that are SOFR Margin Loans, the rate of interest due under Section 2.6(a)(iv) for such SOFR Margin Loans as in effect from time to time plus an additional two percent (2.0%) per annum, and (v) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or any other Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or any other Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 600 South 4th Street, 8th Floor, Minneapolis, Minnesota 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Prior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 15, 2021, by and among the Borrower, the lenders party thereto, Wells Fargo, as administrative agent, and the other agent parties thereto, if any, as amended and in effect immediately prior to the payoff and termination thereof.

“Prior Sustainability Adjustment” means the “Applicable Sustainability Adjustment” as defined in the Prior Credit Agreement.

“Prior Sustainability Provisions” has the meaning given that term in Section 1.6(h).

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) (i) the amount of such Lender’s Revolving Commitment plus (ii) the amount of such Lender’s outstanding Term Loans to (b) (i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans, Bid Rate Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans, Bid Rate Loans and Letter of Credit Liabilities of all Lenders as of such date. For purposes of this definition, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation. If at the time of determination the Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans or Letters of Credit Liabilities were outstanding.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s, or Fitch.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money that is not Nonrecourse Indebtedness.

“Reference Year” means, with respect to any Sustainability Certificate, the fiscal year ending immediately prior to the date of such Sustainability Certificate.

“Register” has the meaning given that term in Section 12.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the FRB) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, auditors, consultants and other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Representatives” has the meaning given to such term in Section 7.17.

“Required Delivery Date” has meaning given to such term in Section 7.14(a).

“Requisite Class Lenders” means, with respect to a Class of Lenders as of any date of determination, Lenders of such Class (a) having more than fifty percent (50.0%) of the aggregate amount of the Commitments of such Class and, in the case of Term Loans or Term Loan Commitments, the outstanding Term Loans (if any) of all Lenders or (b) if the Commitments of such Class have been terminated or reduced to zero, holding more than fifty percent (50.0%) of the principal amount of the aggregate outstanding Loans of such Class (including Bid Rate Loans), and in the case of Revolving Lenders, outstanding Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) of such Class are party to this Agreement, the term “Requisite Class Lenders” shall in no event mean less than two Lenders of such Class. For purposes of this definition, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Lenders” means, as of any date, (a) Lenders having more than fifty percent (50.0%) of the aggregate amount of the Revolving Commitments, Term Loan Commitments, if any, and the outstanding Term Loans, if any, of all Lenders, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding more than fifty percent (50.0%) of the principal amount of the aggregate outstanding Loans (including Bid Rate Loans) and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean fewer than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to the Parent, Borrower or any other Subsidiary, any of the chief executive officer, the chief financial officer, the executive vice president of finance, or chief legal officer of the Parent, the Borrower or any other Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent or any of its Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means, as to a Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1, and to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption or Incremental Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.

“Revolving Extension Request” has the meaning given that term in Section 2.14.

“Revolving Facility Fee Rate” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

Any change in the applicable Level at which the Applicable Margin is determined shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4(o) that the Parent’s Credit Rating has changed. It is hereby understood and agreed that the Revolving Facility Fee Rate shall be adjusted from time to time on an annual basis based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Section 1.6); provided that in no event shall the Revolving Facility Fee Rate be less than 0.0%. Notwithstanding anything to the contrary herein, until the delivery of (or failure to deliver) the Sustainability Certificate in respect of the Reference Year ending December 31, 2024 pursuant to Section 1.6(e), the Sustainability Fee Adjustment shall be 0.0% and there shall be no Sustainability Fee Adjustment to the Revolving Facility Fee Rate.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Revolving Termination Date” means the Original Revolving Termination Date, or, if the Original Revolving Termination Date has been extended pursuant to the First Extension Option, the First Extended Revolving Termination Date, or if the First Extended Revolving Termination Date has been extended pursuant to the Second Extension Option, the Second Extended Revolving Termination Date.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, without limitation, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, Global Affairs Canada or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, His Majesty’s Treasury, Global Affairs Canada or other relevant sanctions authority.

“Second Extended Revolving Termination Date” means July 16, 2029.

“Second Extension Option” has the meaning given that term in Section 2.14.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Managing Agent” has the meaning given to that term in the introductory paragraph hereof.

“Significant Subsidiary” means any Subsidiary to which more than 5% of Total Asset Value is attributable on an individual basis.

“Simple SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Auction” means a solicitation of Bid Rate Quotes setting forth SOFR Margin Loans based on SOFR pursuant to Section 2.3.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“SOFR Margin” has the meaning given to that term in Section 2.3(c)(ii)(D).

“SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable, pursuant to a SOFR Auction.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of twenty-five percent (25.0%) of total consolidated assets (exclusive of depreciation) at such time of the Parent and its Subsidiaries determined on a consolidated basis.

“Sustainability Agent” has the meaning given to that term in the introductory paragraph hereof, together with its successors and/or assigns.

“Sustainability Amendment” has the meaning specified in Section 1.6(g).

“Sustainability Amendment Event” means (a) a material change to the HERS Score methodology following the Agreement Date, or (b) the consummation of any acquisition, merger, sale, disposition or other transaction (or series thereof) by the Parent or any of its Subsidiaries upon giving pro forma effect to which (calculated based on (i) the Average HERS Score reported in the Sustainability Certificate most recently delivered to the Administrative Agent prior to such consummation and (ii) if applicable, projected HERS Scores of newly acquired assets determined by the Borrower in good faith) the Average HERS Score shall increase or decrease by an amount greater than or equal to five percent (5%).

“Sustainability Certificate” means a certificate substantially in the form of, and consistent with the substance and detail prescribed by, Exhibit S, executed by a Responsible Officer of the Borrower (a) setting forth the Sustainability Rate Adjustment, the Sustainability Fee Adjustment and the Average HERS Score, in each case, for the Reference Year covered thereby, (b) specifying the website for the concurrent public reporting of the Parent’s Sustainability Report for such Reference Year as in effect on the date of such certificate, and (c) attaching a true and complete report of the Sustainability Metric Auditor, which report (i) measures, verifies, calculates and certifies the Average HERS Score metric set forth in the Sustainability Certificate and the Sustainability Report, as applicable, for the applicable Reference Year in accordance with AICPA agreed upon procedures standards or higher and (ii) confirms the Sustainability Metric Auditor is not aware of any exceptions or modifications that should be made to such computations.

“Sustainability Certificate Inaccuracy” has the meaning specified in Section 1.6(d).

“Sustainability Fee Adjustment” means, subject to the provisions of Section 1.6, with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year:

a.	Positive 0.01% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is more than the HERS Threshold for such Reference Year;

b.	0.0% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is less than or equal to the HERS Threshold for such Reference Year but more than the HERS Target for such Reference Year; and

c.	Negative 0.01% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is less than or equal to the HERS Target for such Reference Year.

“Sustainability Metric Auditor” means the sustainability metric auditor as designated from time to time by the Borrower; provided that each Sustainability Metric Auditor so designated shall be (i) a qualified external reviewer (other than an Affiliate of the Borrower) with relevant expertise (such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing) and (ii) approved in writing by the Administrative Agent.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 1.6(a).

“Sustainability Rate Adjustment” means, subject to the provisions of Section 1.6, with respect to any period between Sustainability Pricing Adjustment Dates, as determined for the applicable Reference Year:

a.	Positive 0.01% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is more than the HERS Threshold for such Reference Year.

b.	0.0% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is less than or equal to the HERS Threshold for such Reference Year but more than the HERS Target for such Reference Year; and

c.	Negative 0.01% if the Average HERS Score for the applicable Reference Year as set forth in the Sustainability Certificate is less than or equal to the HERS Target for such Reference Year.

“Sustainability-Related Information” has the meaning specified in Section 6.1(aa).

“Sustainability Report” means the annual non-financial disclosure report prepared in accordance with the ESG Standards publicly reported by the Parent and published on an internet or intranet website to which each Lender, the Administrative Agent and the Sustainability Agent have been granted access free of charge (or at the expense of the Borrower), it being understood and agreed that the Average HERS Score that is reflected in the Sustainability Certificate delivered in respect of any Reference Year shall be contained, and based on disclosures set forth, in the Sustainability Report prepared in respect of such same Reference Year.

“Sustainability Table” means the Sustainability Table set forth on Schedule 1.6.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” has the meaning given to that term in the introductory paragraph hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Incremental Term Loan made by a Term Loan Lender to the Borrower pursuant to Section 2.17.

“Term Loan Commitment” means, as to each Term Loan Lender, such Lender’s obligation to make Term Loans, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment Amount”, or as set forth in any applicable Assignment and Assumption Agreement or Incremental Assumption Agreement, as the same may be (i) reduced pursuant to Section 2.13, (ii) increased or reduced as appropriate to reflect assignments to or by such Lender in accordance with Section 12.5, or (iii) increased to reflect any Incremental Term Loan Commitment effected in accordance with Section 2.17. As of the Effective Date, the aggregate amount of the Lenders’ Term Loan Commitments is zero Dollars ($0.00). References to “Term Loan Lender”, “Term Loan Maturity Date”, “Term Loan Commitment”, “Term Loans”, and “Term Note” have been included in the Loan Documents as of the Agreement Date for administrative convenience.

“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Loan Maturity Date” means, with respect to any Class of Term Loans, the maturity date of such Class of Term Loans as set forth in the applicable Incremental Assumption Agreement.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit L, payable to a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means (a) with respect to the Revolving Loans and Revolving Commitments, the Revolving Termination Date, and (b) with respect to the Term Loans, the Term Loan Maturity Date.

“Titled Agent” has the meaning given that term in Section 11.9.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis:

(a)  cash and Cash Equivalents; plus

(b)  (i) Net Operating Income for all Properties (other than (A) any Acquisition Property so long as the value of such Property is included in the determination of Total Asset Value under the following clause (c), (B) CIP, so long as the value of such CIP is included in the determination of Total Asset Value under clause (f), or (C) Vacant Properties, so long as the value thereof is included in the determination of Total Asset Value under clause (g)) for the four consecutive fiscal quarters most recently ended divided by (ii) the Capitalization Rate; plus

(c)  the GAAP gross book value (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Acquisition Properties, provided that the Borrower may irrevocably elect that the value of an Acquisition Property be included in the determination made in accordance with the preceding clause (b) rather than in accordance with this clause (c); plus

(d)  the GAAP book value of all Mortgage Receivables owing by Persons other than Affiliates; plus

(e)  the GAAP book value of investments in Equity Interests in Persons that are not Subsidiaries or Unconsolidated Affiliates of the Borrower, plus

(f)   the GAAP book value of all Unimproved Land and CIP, provided, however, that the Borrower may irrevocably elect that the value of any CIP that has obtained a Certificate of Occupancy be included in the determination made in accordance with the preceding clause (b) rather than in accordance with this clause (f); plus

(g)  the GAAP book value of all Vacant Properties, provided, however, that the Borrower may irrevocably elect that the value of Vacant Properties be included in the determination made in accordance with the preceding clause (b) rather than in accordance with this clause (g).

The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Borrower or a Subsidiary. For purposes of determining Total Asset Value:

(i)  Net Operating Income from Properties disposed of by the Borrower or any Subsidiary during the period of four consecutive fiscal quarters most recently ended shall be excluded from the immediately preceding clause (b);

(ii)  to the extent that Total Asset Value attributable to the value of Acquisition Properties determined in accordance with clause (c) above would exceed twenty-five percent (25.0%), such excess shall be excluded from Total Asset Value; and

(iii)  to the extent that: (w) Total Asset Value attributable to assets owned by Unconsolidated Affiliates would exceed twenty percent (20.0%) of Total Asset Value, such excess shall be excluded from Total Asset Value, (x) Total Asset Value attributable to Mortgage Receivables would exceed five percent (5.0%), such excess shall be excluded from Total Asset Value, (y) Total Asset Value attributable to investments in Equity Interests in Persons that are not Subsidiaries or Unconsolidated Affiliates would exceed five percent (5.0%), such excess shall be excluded from Total Asset Value and (z) Total Asset Value attributable to investments in Unimproved Land, CIP and Vacant Properties would exceed seventeen and one-half percent (17.5%), such excess shall be excluded from Total Asset Value; provided that following the application of the foregoing clause (z), to the extent that Total Asset Value attributable to (1) Unimproved Land would exceed five percent (5.0%), such excess shall also be excluded from Total Asset Value, and (2) Vacant Properties would exceed $750,000,000, such excess shall also be excluded from Total Asset Value.

In addition to the limitations set forth in the immediately preceding clause (iii), to the extent that aggregate Total Asset Value attributable to the assets described in sub-clauses (w), (x), (y) and (z) (other than Vacant Properties) of the immediately preceding clause (iii) (in each case, determined after giving effect to any deductions required by such sentence) would exceed thirty percent (30.0%) of Total Asset Value (determined prior to any reductions required by the immediately preceding sentence), such excess (in addition to the excesses in the immediately preceding sentence) shall be deducted from Total Asset Value.

“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a Daily Simple SOFR Loan, a Term SOFR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means, at any given time, the sum (without duplication) of (a) the Unencumbered NOI for the four consecutive fiscal quarters most recently ended (other than Unencumbered NOI attributable to Eligible Properties that are also: Acquisition Properties the value of which is included in the determination of Unencumbered Asset Value under the following clause (b), completed Properties constituting CIP pursuant to clause (b) of the definition thereof, the value of which is included in the determination of Unencumbered Asset Value under the following clause (d), or Vacant Properties the value of which is included in the determination of Unencumbered Asset Value under the following clause (c)) divided by the Capitalization Rate, plus (b) the GAAP gross book value of each Eligible Property that is also an Acquisition Property, provided, that the Parent may irrevocably elect that the value of such an Eligible Property that is also an Acquisition Property be included in the determination made in accordance with the preceding clause (a) rather than in accordance with this clause (b), plus (c) the GAAP gross book value of each Eligible Property that is also Vacant Property, provided, that the Borrower may irrevocably elect that the value of such an Eligible Property that is also a Vacant Property be included in the determination made in accordance with the preceding clause (a) rather than in accordance with this clause (c), plus (d) the GAAP gross book value of each Eligible Property that constitutes CIP pursuant to clause (b) of the definition thereof, provided, that the Borrower may irrevocably elect that the value of any such Eligible Property that constitutes CIP pursuant to clause (b) of the definition thereof be included in the determination made in accordance with the preceding clause (a) rather than in accordance with this clause (d), plus (e) unrestricted and unencumbered cash and Cash Equivalents of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) on a consolidated basis. For purposes of determining Unencumbered Asset Value: (v) to the extent Unencumbered Asset Value attributable to non-single family residential rental properties that are Unencumbered Properties would at any time exceed ten percent (10.0%) of Unencumbered Asset Value, such excess shall be excluded, (w) Net Operating Income from Properties disposed of by the Borrower or any Subsidiary during the period of the four consecutive fiscal quarters most recently ended shall be excluded from the immediately preceding clause (a); and (x) to the extent the amount of Unencumbered Asset Value attributable to Properties under the immediately preceding clauses (c) and (d) would exceed fifteen percent (15.0%) of Unencumbered Asset Value, such excess shall be excluded, provided that following the application of this clause (x), to the extent the amount of Unencumbered Asset Value attributable to Properties under the immediately preceding clause (c) would exceed $750,000,000, such excess shall also be excluded.

“Unencumbered NOI” means, for any period, the aggregate Net Operating Income for such period of all Eligible Properties the Net Operating Income of which the Borrower has elected pursuant to the Loan Documents to include for purposes of calculating Unencumbered Asset Value.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has commenced, which shall include, for the avoidance of doubt, any lot development and/or any construction.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, with respect to a Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person, but otherwise in accordance with the definition of “Interest Expense”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.1(b), 2.3(b), 2.4(c), 2.9(a), 2.10, 2.11 and 2.13, in each case, such day is also a Business Day.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“Vacant Property” means, at any time, any Property that is vacant and held for sale to end users. For the avoidance of doubt, “held for sale” shall be determined in the discretion of the Borrower, which determination may not comport with the GAAP definition of such term.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned and controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. In addition, the term “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that has elected to be treated as a “real estate investment trust” in accordance with Section 856 through 860 of the Internal Revenue Code and in which either the Borrower or a Subsidiary of the Borrower described in the immediately preceding sentence owns 100% of the outstanding common Equity Interests and maintains management control.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.         General; References to Central Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent, the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 12.6); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central Time daylight or standard, as applicable.

Section 1.3.         Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Parent’s Ownership Share of the Borrower shall be deemed to be one hundred percent (100.0%).

Section 1.4.         Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.2(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Adjusted Daily Simple SOFR, SOFR, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.5.         Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.6.         Sustainability Adjustments.

(a)          Effective as of the first Business Day following the receipt by Administrative Agent of a Sustainability Certificate delivered pursuant to Section 1.6(e) (such day, the “Sustainability Pricing Adjustment Date”) in respect of the most recently ended Reference Year, commencing with the Reference Year ending December 31, 2024, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Sustainability Certificate, and (ii) the Revolving Facility Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Fee Adjustment as set forth in such Sustainability Certificate. Each change in the Applicable Margin and the Revolving Facility Fee Rate resulting from a Sustainability Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date.

(b)          In the event the Borrower does not deliver a Sustainability Certificate within the period set forth in Section 1.6(e) (commencing with the Sustainability Certificate due in respect of the 2024 Reference Year) or any Sustainability Certificate shall be incomplete and fail to satisfy the requirements set forth in the definition of “Sustainability Certificate” (including any failure to (i) set forth the Sustainability Rate Adjustment or the Sustainability Fee Adjustment or calculations in reasonable detail of the Average HERS Score, in each case, for the applicable Reference Year or (ii) provide the report of the Sustainability Metric Auditor as described in the definition of “Sustainability Certificate” or designate such Sustainability Metric Auditor in accordance with the definition of such term), the Sustainability Rate Adjustment will be a positive 0.01% and the Sustainability Fee Adjustment will be a positive 0.01%, in each case, commencing on the first Business Day following the last day such Sustainability Certificate should have been delivered pursuant to the terms of Section 1.6(e) and continuing until the first Business Day following receipt by the Administrative Agent of a complete Sustainability Certificate satisfying the requirements set forth in the definition of “Sustainability Certificate” for such Reference Year.

(c)          For the avoidance of doubt, only one Sustainability Certificate may be delivered in respect of any Reference Year, and no adjustment to the Applicable Margin or the Revolving Facility Fee Rate by reference to the Average HERS Score in any year (nor, for the avoidance of doubt, any Prior Sustainability Adjustment) shall be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is to occur (for the avoidance of doubt, it being understood that the Prior Sustainability Adjustment shall cease to apply immediately upon the First Sustainability Pricing Adjustment Date (or, if Borrower fails to timely deliver a Sustainability Certificate in respect of the 2024 Reference Year pursuant to the terms of Section 1.6(e), the date by which such Sustainability Certificate in respect of the 2024 Reference Year was required to be delivered pursuant to the terms of Section 1.6(e) (such applicable date, the “Prior Sustainability End Date”))). It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.01% and that the Revolving Facility Fee Rate will never be reduced or increased by more than 0.01% pursuant to the Sustainability Rate Adjustment and the Sustainability Fee Adjustment, respectively, during any Reference Year; provided that, and notwithstanding anything to the contrary in this Agreement (including the provisions of Section 12.6 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), the definitions of HERS Score and Average HERS Score and the Sustainability Table may be amended or otherwise modified with the consent of the Borrower, the Administrative Agent, the Sustainability Agent and the Requisite Lenders; provided, however, for the avoidance of doubt, any changes to the Applicable Margin pursuant to any Sustainability Rate Adjustment and the Revolving Facility Fee Rate pursuant to any Sustainability Fee Adjustment in excess of the amounts set forth above shall be subject to the consent of “each Lender directly affected thereby” in accordance with Section 12.6.

(d)          If (i)(A) the Administrative Agent becomes aware of any material inaccuracy in the Sustainability Rate Adjustment, the Sustainability Fee Adjustment or the Average HERS Score as reported in any Sustainability Certificate (any such material inaccuracy, a “Sustainability Certificate Inaccuracy”) and the Administrative Agent notifies the Borrower thereof, (B) any Lender becomes aware of any Sustainability Certificate Inaccuracy and such Lender delivers a written notice to the Administrative Agent describing such Sustainability Certificate Inaccuracy in reasonable detail (which description shall be shared with the Borrower), or (C) the Borrower becomes aware of a Sustainability Certificate Inaccuracy and delivers notice thereof to the Administrative Agent, and (ii) a proper calculation of the Sustainability Rate Adjustment, Sustainability Fee Adjustment or the Average HERS Score would have resulted in no adjustment or an increase in the Applicable Margin or Revolving Facility Fee Rate for any applicable period, then (x) commencing on the first Business Day following delivery of a corrected Sustainability Certificate to the Administrative Agent, the Applicable Margin and Revolving Facility Fee Rate shall be adjusted to reflect such corrected calculations of the Sustainability Rate Adjustment and the Sustainability Fee Adjustment and (y) the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), but in any event within ten (10) Business Days after the Borrower has received written notice of, or has determined that there was (regardless of whether or not the Borrower notifies the Administrative Agent of such Sustainability Certificate Inaccuracy), a Sustainability Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. It is understood and agreed that, notwithstanding anything in Section 10.1 to the contrary, any Sustainability Certificate Inaccuracy (in and of itself, and excluding any failure to repay to the Administrative Agent (for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be) any amounts owing as a result of Sustainability Certificate Inaccuracy in accordance with this Section 1.6(d)) shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws, (x) any additional amounts required to be paid pursuant to this paragraph shall not be due and payable until the earlier to occur of (I) a written demand is made for such payment by the Administrative Agent in accordance with this paragraph or (II) ten (10) Business Days after the Borrower has received written notice of, or has determined that there was, a Sustainability Certificate Inaccuracy (such earlier date, the “Certificate Inaccuracy Payment Date”), and (y) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall be subject to the remedies set forth in Section 10.2 prior to the Certificate Inaccuracy Payment Date.

(e)          As soon as available and in any event within 150 days following the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 2024), the Borrower shall deliver to the Administrative Agent (for distribution to each of the Lenders) a Sustainability Certificate for the most recently ended Reference Year; provided, that, notwithstanding anything in Section 10.1 to the contrary, for any Reference Year the Borrower may elect not to deliver a Sustainability Certificate and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Sustainability Certificate by the end of such 150 day period shall result in the Sustainability Rate Adjustment being applied as set forth in Section 1.6(b)).

(f)          Upon or at any time after the occurrence of a Declassification Event, the Administrative Agent may, and shall if so directed by the Requisite Lenders, with immediate effect, declassify the Commitments, Loans and all other extensions of credit hereunder as “sustainability-linked” (the date of such declassification being the “Declassification Date”). Immediately, automatically and irrevocably upon the Declassification Date: (i) any applicable Sustainability Fee Adjustment or Sustainability Rate Adjustment shall cease to apply as of such date, and no Sustainability Fee Adjustment or Sustainability Rate Adjustment shall apply at any time thereafter, (ii) the terms and provisions of this Section 1.6 (other than Section 1.6(d) and any related notice obligation under Section 8.4(t)), Section 6.1(aa) and Section 7.17 shall be deemed null and void and shall cease to apply, and (iii) the Parent and the Borrower must promptly retract any and all external communications, publications or other disclosures that refer to this Agreement or the Loans or Commitments hereunder as “sustainability-linked”, “ESG-linked”, “KPI-Linked”, “green loans”, “sustainable”, or any other similar description. Following the Declassification Date, (x) this Agreement and the Loans and Commitments hereunder may not be “re-classified” as “sustainability-linked”, and the adjustments and provisions referred to in the immediately preceding clauses (i) and (ii) may not be reinstated, and (y) Parent and Borrower shall not, and shall ensure that their respective Affiliates do not, publish, communicate or otherwise make any disclosure that references this Agreement or the Loans or Commitments hereunder as “sustainability-linked”, “ESG-linked”, “KPI-Linked”, “green loans”, “sustainable”, or any other similar description.

(g)          The Borrower shall, as soon as reasonably practicable after a Sustainability Amendment Event (and in any event within thirty (30) days following the occurrence of such Sustainability Amendment Event), provide details to the Administrative Agent and the Sustainability Agent of the effect such event could reasonably be expected to have on HERS Score methodology, any HERS Threshold or HERS Target, the Sustainability Fee Adjustment, the Sustainability Rate Adjustment and/or any Sustainability-Related Information and, if relevant, propose amendments to any such methodology or terms to eliminate, accommodate or otherwise take into account the effect of such Sustainability Amendment Event on the terms of this Agreement. Upon the occurrence of a Sustainability Amendment Event, the Borrower, the Sustainability Agent and the Administrative Agent shall enter into good faith negotiations with a view to agreeing on such amendments to HERS Score methodology, any HERS Threshold or HERS Target, the Sustainability Fee Adjustment, the Sustainability Rate Adjustment and/or any related terms and provisions of this Agreement as are necessary for the purposes of eliminating, accommodating or otherwise taking into account the effect of such Sustainability Amendment Event on the terms of this Agreement (any such amendment, a “Sustainability Amendment”).

(h)          Notwithstanding anything to the contrary contained herein, the Prior Sustainability Adjustment shall be determined in accordance with the definitions of “Applicable Sustainability Adjustment”, “Sustainability Adjustment Date”, “Sustainability Adjustment Period” and “Sustainability Rating” (and any other defined term used in any such definition), in each case, as set forth in the Prior Credit Agreement (collectively, the “Prior Sustainability Provisions”), and, without limiting, modifying or otherwise affecting any term or provision set forth in this Agreement, the Prior Sustainability Provisions are incorporated herein by reference, mutatis mutandis, solely for purposes of determining the Prior Sustainability Adjustment; provided, however, that notwithstanding anything to the contrary in the Prior Agreement, Wells Fargo Securities, LLC shall be deemed to be the “Sustainability Agent” as such term is used in any Prior Sustainability Provision. Immediately and automatically upon the Prior Sustainability End Date, the Prior Sustainability Provisions shall be deemed null and void for all purposes hereunder, and no Prior Sustainability Adjustment shall apply.

Article II. Credit Facility

Section 2.1.         Revolving Loans.

(a)          Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16(a), each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof and (ii) SOFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Notwithstanding the immediately preceding two sentences, but subject to Section 2.16(a), a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)          Requests for Revolving Loans. (i) Not later than 11:00 a.m. Central Time on the Business Day of a borrowing of Revolving Loans that are to be Base Rate Loans or Daily Simple SOFR Loans, and (ii) not later than 11:00 a.m. Central Time at least three (3) U.S. Government Securities Business Days prior to a borrowing of Revolving Loans that are to be Term SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Revolving Borrowing. Each Notice of Revolving Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be Term SOFR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Revolving Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Revolving Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Term SOFR for any given tenor available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)          Funding of Revolving Loans. Promptly after receipt of a Notice of Revolving Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Revolving Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 2:00 p.m. Central Time of the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower in the Disbursement Instruction Agreement, not later than 4:00 p.m. Central Time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.

(d)          Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Revolving Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Revolving Lender in connection with any borrowing, the Administrative Agent may assume that such Revolving Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Revolving Lender. In such event, if such Revolving Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Revolving Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Revolving Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Revolving Lender.

Section 2.2.         Intentionally Omitted.

Section 2.3.         Bid Rate Loans.

(a)          Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Revolving Termination Date, and so long as the Borrower continues to maintain an Investment Grade Rating, the Borrower may, as set forth in this Section, request that the Revolving Lenders make offers to make Bid Rate Loans denominated in Dollars to the Borrower. The Revolving Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)          Requests for Bid Rate Loans. When the Borrower wishes to request from the Revolving Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 11:00 a.m. Central Time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction. The Administrative Agent shall deliver to each Revolving Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit O and shall specify as to each Bid Rate Borrowing all of the following:

(i)           the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(ii)          the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof which shall not cause any of the limits specified in Section 2.16 to be violated;

(iii)         whether the Bid Rate Quote Request is for SOFR Margin Loans or Absolute Rate Loans (and, if for SOFR Margin Loans, whether such Loans are to be based on Adjusted Term SOFR or Adjusted Daily Simple SOFR); and

(iv)         the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Termination Date.

The Borrower shall not deliver any Bid Rate Quote Request within three (3) days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than four (4) Bid Rate Quote Requests in any calendar month.

(c)          Bid Rate Quotes.

(i)           Each Revolving Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.3(b) specified more than one Interest Period, such Revolving Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:30 a.m. Central Time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Revolving Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than thirty (30) minutes prior to the latest time by which the Revolving Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Revolving Lender’s Designated Lender (if any) as provided in Section 12.5(g); however, such Revolving Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)          Each Bid Rate Quote shall be substantially in the form of Exhibit P and shall specify:

(A)          the proposed date of borrowing and the Interest Period therefor;

(B)          the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Revolving Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Commitment of such Revolving Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof;

(C)          in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)          in the case of a SOFR Auction, the margin above or below applicable Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable (the “SOFR Margin”) offered for each such SOFR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) to be added to (or subtracted from) the applicable Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable; and

(E)          the identity of the quoting Revolving Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)          Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 11:30 a.m. Central Time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Revolving Lender that is in accordance with Section 2.3(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Revolving Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or SOFR Margins, as applicable, so offered by each Revolving Lender (identifying the Revolving Lender that made such Bid Rate Quote).

(e)          Acceptance by Borrower.

(i)           Not later than 12:30 p.m. Central Time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, the Borrower shall notify the Administrative Agent of its acceptance or rejection of the Bid Rate Quotes so notified to it pursuant to Section 2.3(d) which notice shall be in the form of Exhibit Q. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute rejection. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A)          the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)          the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.16 to be violated;

(C)          acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)          any acceptance in part by the Borrower shall be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess thereof; and

(E)          the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.3(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)          If Bid Rate Quotes are made by two or more Revolving Lenders with the same Absolute Rates or SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Revolving Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)          Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 1:30 p.m. Central Time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date three (3) U.S. Government Securities Business Days prior to the proposed date of borrowing of SOFR Margin Loans) notify each Revolving Lender that submitted a Bid Rate Quote as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Revolving Lender which is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.5(d). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Revolving Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Revolving Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 2:30 p.m. Central Time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 3:30 p.m. Central Time on such date by depositing the same, in immediately available funds, in the account of the Borrower designated in the Disbursement Instruction Agreement.

(g)          No Effect on Revolving Commitment. Except for the purpose and to the extent expressly stated in Section 2.13 and Section 2.16, the amount of any Bid Rate Loan made by any Revolving Lender shall not constitute a utilization of such Revolving Lender’s Revolving Commitment.

Section 2.4.         Letters of Credit.

(a)          Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16, each Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) in Dollars up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $50,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that an Issuing Bank shall not be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of Letters of Credit issued by such Issuing Bank would exceed one-third (1/3) of the L/C Commitment Amount. The parties hereto agree that each of the Existing Letters of Credit shall, from and after the Effective Date, be deemed to be a Letter of Credit issued under this Agreement.

(b)          Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of two years; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is thirty (30) days prior to the Revolving Termination Date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than thirty (30) days prior to the Revolving Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date thirty (30) days prior to the Revolving Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit; provided that, upon the expiry of such Extended Letter of Credit, if there exists excess Cash Collateral (as determined by the Administrative Agent in its sole discretion), the amount of such excess shall be repaid to the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).

(c)          Requests for Issuance of Letters of Credit. The Borrower shall give an Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Revolving Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)          Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Revolving Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)          Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Central Time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)          Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)          Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, such Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, an Issuing Bank or any Lender with respect to any Letter of Credit.

(h)          Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 12.6 shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i)           Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any Letter of Credit each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Revolving Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to an Issuing Bank pursuant to the last sentence of Section 3.5(c) and Section 3.5(f)(ii)).

(j)          Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Revolving Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Revolving Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d). If the notice referenced in the second sentence of Section 2.4(e) is received by a Revolving Lender not later than 11:00 a.m. Central Time, then such Revolving Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. Central Time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Central Time on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Revolving Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)          Information to Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of any Revolving Lender from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Revolving Lender with respect to each Letter of Credit then outstanding that is the subject of such request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)           Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

Section 2.5.         Intentionally Omitted.

Section 2.6.         Rates and Payment of Interest on Loans.

(a)          Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)           during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of the applicable Class;

(ii)          during such periods as such Loan is a Daily Simple SOFR Loan, at Adjusted Daily Simple SOFR (as in effect from time to time), plus the Applicable Margin for SOFR Loans of the applicable Class;

(iii)         during such periods as such Loan is a Term SOFR Loan, at Adjusted Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans of the applicable Class;

(iv)         if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3; and

(v)          if such Loan is a SOFR Margin Loan, at Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable, for such Loan for the Interest Period therefor plus the SOFR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, (x) while an Event of Default specified in Section 10.1(a), 10.1(e) or 10.1.(f) exists or (y) upon the election of the Requisite Lenders in the case of the existence of any other Event of Default, in each case, the Borrower shall pay to the Administrative Agent for the account of each Class of Lenders and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Class of Loans made by such Lender and on all Reimbursement Obligations, respectively, and on any other amount payable by the Borrower hereunder or under the Notes held by any such Lender to or for the account of any such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)          Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) on each Interest Payment Date applicable thereto and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.7.         Number of Interest Periods.

There may be no more than (a) ten (10) different Interest Periods for Term SOFR Loans that are Revolving Loans and Bid Rate Loans outstanding at the same time, and (b) seven (7) different Interest Periods for Term SOFR Loans that are Term Loans outstanding at the same time.

Section 2.8.         Repayment of Loans.

(a)          Revolving Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.

(b)          Term Loans. The Borrower shall repay a principal amount, and accrued and unpaid interest on such principal amount, of the Incremental Term Loans on the dates set forth, and in amounts equal to the amounts set forth for such dates, in the applicable Incremental Assumption Agreement.

(c)          Bid Rate Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

Section 2.9.         Prepayments.

(a)          Optional. Subject to Section 4.4, the Borrower may prepay any Loan (other than a Bid Rate Loan) at any time without premium or penalty. A Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. The Borrower shall give the Administrative Agent (i) with respect to the prepayment of any SOFR Loan, at least three (3) U.S. Government Securities Business Days prior written notice of such prepayment and (ii) with respect to the prepayment of any Base Rate Loan, written notice not later than 12:00 p.m. (noon) Central Time on the date of such prepayment. Each voluntary prepayment of Loans (other than a prepayment of all outstanding Loans of a Class) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(b)          Mandatory.

(i)           Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans and/or Letter of Credit Liabilities), the amount of such excess.

(ii)          Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceed one half of the aggregate amount of all Revolving Commitments at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.

(iii)         Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding SOFR Loans or Bid Rate Loans by reason of this Section prior to (x) in the case of a Daily Simple SOFR Loan, the Interest Payment Date applicable thereto, and (y) in the case of a Term SOFR Loan or Bid Rate Loan, the end of the applicable Interest Period therefor, then, in each case, the Borrower shall pay all amounts due under Section 4.4.

(c)          No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10.       Continuation.

So long as no Default or Event of Default exists, the Borrower may on any U.S. Government Securities Business Day, with respect to any (x) Daily Simple SOFR Loan, on an Interest Payment Date or (y) Term SOFR Loan, upon the expiration of any Interest Period therefor, in each case, (i) continue any Daily Simple SOFR Loans as Daily Simple SOFR Loans, or (ii) continue any Term SOFR Loans as Term SOFR Loans by selecting a new Interest Period for such Term SOFR Loans. Each Continuation of SOFR Loans of the same Class shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and, if applicable, each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each election to Continue Loans as described above shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central Time on (A) in the case of a Loan continuing as a Daily Simple SOFR Loan, one (1) U.S. Government Securities Business Day, and (B) in the case of a Loan continuing as a Term SOFR Loan, three (3) U.S. Government Securities Business Days, in each case, prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the SOFR Loans, Class and portions thereof subject to such Continuation and (c) if applicable, the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans of the applicable Class of Loans of the proposed Continuation. If the Borrower shall fail to (i) select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan with an Interest Period of one month, or (ii) deliver a timely Notice of Continuation prior to the applicable Interest Payment Date with respect to a Daily Simple SOFR Loan, such Daily Simple SOFR Loan shall be automatically continued as a Daily Simple SOFR Loan as of such Interest Payment Date; provided, however, that if a Default or Event of Default exists, any such Daily Simple SOFR Loan or Term SOFR Loan, as applicable, will automatically, on the Interest Payment Date therefor or the last day of the current Interest Period therefor, respectively, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11.       Conversion.

The Borrower may on any U.S. Government Securities Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by facsimile, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Loan may not be Converted into a SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans of the same Class into SOFR Loans of the same Class shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each such Notice of Conversion shall be given, in the case of a conversion of a Base Rate Loan to a SOFR Loan, not later than 11:00 a.m. Central Time three (3) U.S. Government Securities Business Days prior to the date of such proposed Conversion, or in the case of a conversion of a SOFR Loan into a Base Rate Loan, 11:00 a.m. Central Time on the date of such propose Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans of the applicable Class of Loans of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by facsimile, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12.       Notes.

(a)          Notes. If requested by any Revolving Lender, the Revolving Loans made by such Revolving Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. If requested by any Revolving Lender, the Bid Rate Loans made by such Revolving Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to such Revolving Lender. If requested by any Term Loan Lender, the Term Loans made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.

(b)          Records. The date, amount, interest rate, Class, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)          Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13.       Voluntary Reductions of Commitments.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans) or the Term Loan Commitments at any time and from time to time without penalty or premium upon not less than three (3) U.S. Government Securities Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the Class of Commitments subject to such termination or reduction, the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Prepayment Notice”); provided, however, that such Prepayment Notice may be revoked or modified in connection with a requested termination of the aggregate amount of all Commitments that is contingent on the consummation of a refinancing, change of control event or other capital transaction that does not close on the originally anticipated closing date. Promptly after receipt of a Prepayment Notice with respect to a Class of Commitments, the Administrative Agent shall notify each Lender of such Class of the proposed termination or reduction. Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated, except in accordance with Section 2.17. If the Commitments of a Class are terminated or reduced to zero, the Borrower shall pay all fees on the Commitments so reduced or terminated that have accrued to the date of such reduction or termination to the Administrative Agent for the account of the Lenders of the applicable Class, including but not limited to any applicable compensation due to any Lender in accordance with Section 4.4.

Section 2.14.       Extensions of Termination Dates.

The Borrower shall have the right to extend (i) the Original Revolving Termination Date to the First Extended Revolving Termination Date (the “First Extension Option”) and (ii) the First Extended Revolving Termination Date to the Second Extended Revolving Termination Date (the “Second Extension Option”). The Borrower may exercise such First Extension Option only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than ninety (90) days prior to the Original Revolving Termination Date and such Second Extension Option only by executing and delivering to the Administrative Agent at least thirty (30) days but not more than ninety (90) days prior to the First Extended Revolving Termination Date, in each such case, a written request for such extension (a “Revolving Extension Request”). The Administrative Agent shall notify the Revolving Lenders if it receives a Revolving Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended to the First Extended Revolving Termination Date or the Second Extended Revolving Termination Date, as then applicable, upon receipt by the Administrative Agent of the Revolving Extension Request and payment of the fee referred to in the following clause (ii): (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents and (ii) the Borrower shall have paid the Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer, chief financial officer or executive vice president of finance of the Parent certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

Section 2.15.       Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.

Section 2.16.       Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan or a Bid Rate Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Revolving Loan or Bid Rate Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments:

(a)          the aggregate principal amount of all outstanding Revolving Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time;

(b)          the aggregate principal amount of all outstanding Revolving Loans made by such Lender, together with the Letter of Credit Exposure of such Lender, would exceed the Revolving Commitment of such Lender at such time; or

(c)          the aggregate principal amount of all outstanding Bid Rate Loans would exceed fifty percent (50.0%) of the aggregate amount of the Revolving Commitments at such time.

Additionally, no Term Loan Lender shall be required to make a Term Loan if the amount of such Term Loan would exceed such Lender’s Term Loan Commitment.

Section 2.17.       Increase in Revolving Commitments; Incremental Term Loans.

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date to but excluding the Revolving Termination Date (a) to request increases in the aggregate amount of the Revolving Commitments, and (b) to request the making of Term Loans or an increase to the amount of any then outstanding Term Loans (each, an “Incremental Term Loan Commitment” and the term loans thereunder, “Incremental Term Loans”), in the case of each of clauses (a) and (b), by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases of the Revolving Commitments and the making of Incremental Term Loans, the aggregate amount of the Revolving Commitments and the aggregate outstanding principal balance of the Term Loans (including any Incremental Term Loans made pursuant to this Section) shall not exceed $2,000,000,000 (less the amount of any reductions in the Revolving Commitments and Term Loan Commitments and any prepayments of the Incremental Term Loans made pursuant to this Section). Each such increase in the Revolving Commitments or borrowing of Incremental Term Loans must be an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof. In the case of any Class of Incremental Term Loans, except for (1) the Applicable Margin and any unused commitment fees, upfront fees, arranger fees, or other similar fees applicable to such Class of Incremental Term Loans, (2) the period available and procedure for borrowing such Class of Incremental Term Loans, amortization in respect thereof and any additional mandatory prepayment events applicable thereto, and (3) the Termination Date for such Class of Incremental Term Loans, the terms and conditions therefor shall be identical to the terms and conditions applicable to the Revolving Loans; provided that (A) no Class of Incremental Term Loans shall have a final maturity date that is earlier than the latest Term Loan Maturity Date then in effect, and (B) the weighted average life to maturity of any Class of Incremental Term Loans shall be no shorter than the weighted average life to maturity of any Class of Incremental Term Loans then outstanding. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments and/or the making of any Incremental Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such increase in the Revolving Commitments or making of Incremental Term Loans and the allocations of any increase in the Revolving Commitments or making of Incremental Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment, to provide a new Revolving Commitment, or to make an Incremental Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase of the Revolving Commitments or making of Incremental Term Loans must be an Eligible Assignee. If a new Revolving Lender becomes a party to this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Commitment Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 4.4 as a result of the prepayment of any such Revolving Loans. Effecting any increase of the Revolving Commitments or making of Incremental Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Event of Default shall be in existence on the effective date of such increase of the Revolving Commitments or making of Incremental Term Loans, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of any such increase in the Revolving Commitments or making of Incremental Term Loans except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Parent and the Borrower to authorize such increase of the Revolving Commitments or Incremental Term Loans and (B) all corporate or other necessary action taken by each Guarantor authorizing the guaranty of such increase of the Revolving Commitments or Incremental Term Loans; (ii) unless the Administrative Agent has notified the Borrower that it does not require delivery of such item, an opinion of counsel to the Borrower, the Parent and the other Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) in the case of a Lender that has notified the Administrative Agent in writing that it wants to receive Notes, (A) new Revolving Notes executed by the Borrower, payable to any such new Revolving Lenders and replacement Revolving Notes executed by the Borrower, payable to any such existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments and/or (B) a new Term Note executed by the Borrower, payable to any such new Term Loan Lenders making Incremental Term Loans in the aggregate amount of such Term Loan Lender’s Incremental Term Loans, and replacement Term Notes executed by the Borrower payable to any such existing Term Loan Lenders making additional Incremental Term Loans in the aggregate outstanding principal amount of such Term Loan Lender’s Incremental Term Loans at the time of the making of such additional Incremental Term Loans. In connection with any increase in the aggregate amount of the Revolving Commitments or the making of the Incremental Term Loans pursuant to this Section 2.17, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 2.18.       Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

Article III. Payments, Fees and Other General Provisions

Section 3.1.         Payments.

(a)          Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to the applicable Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. Subject to the definitions of Interest Period and Interest Payment Date, if the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)          Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.         Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a) and 2.4(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5(b), the first sentence of 3.5(c), and 3.5(e) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) the making of any Class of Term Loans shall be made from the Term Loan Lenders holding such Class of Term Loans, pro rata according to the amounts of their respective Term Loan Commitments of such Class; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of such Term Loans held by them and each termination or reduction of the amount of the Term Loan Commitments under Section 2.13 shall be applied to the respective Term Loan Commitments of the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments; (e) [intentionally omitted], (f) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders of such Class; (g) the Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 4.1(c) and 4.5) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous; (h) each prepayment of principal of Bid Rate Loans pursuant to Section 2.9(b)(iii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (i)  the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages.

Section 3.3.         Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class in accordance with Section 3.2 or Section 10.5, as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 10.5, as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender of such Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.         Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.         Fees.

(a)          Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b)          Facility Fees. During the period from the Effective Date to but excluding the Revolving Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized and provided that if the Revolving Commitments terminate, then the Revolving Credit Facility Fee shall continue to accrue and be determined based on the aggregate amount of the Revolving Credit Exposure) multiplied by a rate per annum equal to the applicable Revolving Facility Fee Rate. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)          Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in this subsection shall be nonrefundable and payable in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)          Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $500 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(e)          Revolving Credit Extension Fee. If the Revolving Termination Date is being extended in accordance with Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to 0.0625% (6.25 basis points) of the amount of such Revolving Lender’s Revolving Commitment so extended (whether or not utilized). Such fee shall be due and payable in full on the effective date of each such extension.

(f)          Intentionally Omitted.

(g)          Administrative and Other Fees. The Borrower agrees to pay (i) the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent and (ii) the fees payable to the Issuing Banks as provided in the Fee Letter.

Section 3.6.         Computations.

Unless otherwise expressly set forth herein, all computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed.

Section 3.7.         Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) through (iv). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.      Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.      Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Requisite Lenders and Requisite Class Lenders and in Section 12.6.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of such Class, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)) and all Term Loans (if any) are held by the Term Loan Lenders pro rata as if there had been no Defaulting Lenders that are Term Loan Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(i)            No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)           Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)          With respect to any Fee not required to be paid to any Defaulting Lender that is a Revolving Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)            Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article V are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 12.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral.

(i)            If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)           At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within two (2) Business Days following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued by such Issuing Bank and outstanding at such time.

(iii)          The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligation of a Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)           Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the applicable Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)            Defaulting Lender Cure. If the Borrower and the Administrative Agent, and solely in the case of a Defaulting Lender that is a Revolving Lender, the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), and (ii) the Term Loans (if any) to be held by the Term Loan Lenders pro rata as if there had been no Defaulting Lenders of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)            New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)            Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitments and Loans via an assignment subject to and in accordance with the provisions of Section 12.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.    Taxes.

(a)            Issuing Bank. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV. Yield Protection, Etc.

Section 4.1.      Additional Costs; Capital Adequacy.

(a)            Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay, within ten (10) Business Days after written demand by such Lender, to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)            Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any SOFR Loans or its obligation to make any SOFR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or such obligation or the maintenance by such Lender of capital in respect of its SOFR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)            changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such SOFR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)           imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the FRB or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on SOFR Loans is determined to the extent utilized when determining Adjusted Term SOFR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii)          imposes on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)            Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan or SOFR Margin Loan, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and any right of the Borrower to Convert any Loan to a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable, shall be suspended, (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, and (iii) any obligation of a Revolving Lender that has outstanding a Bid Rate Quote to make SOFR Margin Loans shall be suspended. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), Convert all affected SOFR Loans or SOFR Margin Loans to (x) Daily Simple SOFR Loans so long as all affected Lenders will avoid such illegality as a result of such Conversion, or (y) Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”) (A) with respect to any Daily Simple SOFR Loans, on the Interest Payment Date therefor and (B) with respect to any Term SOFR Loans or SOFR Margin Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any affected Lender may not lawfully continue to maintain such Loans to such day. Upon any such Conversion, the Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 4.4.

(d)            Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the applicable Issuing Bank or such Lender, the Borrower shall pay immediately to the applicable Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the applicable Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)            Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank and or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Administrative Agent, any Issuing Bank or a Lender, as the case may be, shall not be entitled to submit a claim for compensation based upon a Regulatory Change pursuant to any subsection of this Section 4.1 unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (it being agreed that no such Person shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, such Issuing Bank and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of the Administrative Agent, any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s, such Issuing Bank’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, such Issuing Bank or any such Lender pursuant to this Section for any Additional Costs suffered more than six months prior to the date that the Administrative Agent, such Issuing Bank or such Lender, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such Additional Costs, and of the Administrative Agent’s, such Issuing Bank’s or such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.2.      Suspension of SOFR Loans and SOFR Margin Loans; Benchmark Replacement.

(a)            Circumstances Affecting Benchmark Availability. Subject to clause (b) below, in connection with any request for a SOFR Loan or a Conversion to or Continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR pursuant to the definition thereof or Adjusted Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Adjusted Term SOFR, such Interest Period and, in the case of clause (ii), the Requisite Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to Convert any Loan to or Continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to (x) Daily Simple SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of clauses (i) or (ii) above, in each case, in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been so Converted into Daily Simple SOFR Loans or Base Rate Loans, as applicable, (x) in the case of any Term SOFR Loan, at the end of the applicable Interest Period or (y) in the case of any Daily Simple SOFR Loan, immediately. Upon any such Conversion, the Borrower shall also pay accrued interest on the amount so Converted, together with any additional amounts required pursuant to Section 4.4. If any Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan reasonably determines (which determination shall be conclusive) that Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lender of making or maintaining such SOFR Margin Loan, then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, no Revolving Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan shall be under any obligation to make such Loan.

(b)            Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2(b)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2(b).

(iv)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of any affected SOFR Loans to be made, Converted or Continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have Converted any such request into a request for a borrowing of or Conversion to (x) if such Benchmark Unavailability Period is not with respect to Adjusted Daily Simple SOFR, Daily Simple SOFR Loans, or (y) if such Benchmark Unavailability Period is with respect to Adjusted Daily Simple SOFR, Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been Converted to Daily Simple SOFR Loans or Base Rate Loans, as applicable, in each case, (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, no Revolving Lender that has outstanding a Bid Rate Quote with respect to a Bid Rate Loan the interest rate on which is determined on the basis of such Benchmark shall be under any obligation to make such Loan.

Section 4.3.      Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Loans hereunder and/or (b) if any Lender that has an outstanding Bid Rate Quote shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain SOFR Margin Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, SOFR Loans shall be suspended and/or such Lender’s obligation to make SOFR Margin Loans shall be suspended, in each case until such time as such Lender may again make and maintain SOFR Loans or SOFR Margin Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4.      Compensation.

The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable, but excluding any loss of margin) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan or Bid Rate Loan, (b)  any failure of the Borrower to borrow or Continue a SOFR Loan or Bid Rate Loan or Convert to a SOFR Loan on a date specified therefor in a Notice of Revolving Borrowing, Notice of Conversion or Notice of Continuation, as applicable, (c) any payment, prepayment or conversion of any SOFR Loan or Bid Rate Loan on a date other than (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan or Bid Rate Loan, the last day of the Interest Period therefor (in each case, including as a result of an Event of Default), or (d) the assignment of any SOFR Loan or Bid Rate Loan other than on (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan or Bid Rate Loan, the last day of the Interest Period therefor, in each case, as a result of a request by the Borrower pursuant to Section 4.6. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 4.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender which made such Bid Rate Loan may reasonably incur by reason of such prepayment, including, without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5.      Treatment of Affected SOFR Margin Loans.

If the obligation of a Lender to make SOFR Margin Loans shall be suspended pursuant to Section 4.1(c) or 4.2, then the SOFR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent; provided that if such notice is delivered after 10:00 a.m. Central Time, then such SOFR Margin Loan shall be due and payable no earlier than the first Business Day following the date such notice is delivered.

Section 4.6.      Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 4.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 4.1(c) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender, any other Lender or any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 4.1 or 4.4) with respect to any period up to the date of replacement.

Section 4.7.      Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Article V. Conditions Precedent

Section 5.1.      Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)            The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)            counterparts of this Agreement executed by each of the parties hereto;

(ii)           Revolving Notes executed by the Borrower, payable to each requesting Lender and complying with the terms of Section 2.12(a);

(iii)          intentionally omitted;

(iv)          intentionally omitted;

(v)           an opinion of Hogan Lovells US LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters reasonably requested by the Administrative Agent;

(vi)          the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vii)         a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii)        a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(ix)          copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x)           a Compliance Certificate calculated on a pro forma basis for the Parent’s fiscal quarter ended March 31, 2024;

(xi)          evidence that all Indebtedness of the Borrower and its Subsidiaries under or arising in connection with the Prior Credit Agreement shall have been (or, substantially concurrently with the occurrence of the Effective Date, will be) discharged and repaid in full, and all commitments to extend credit thereunder shall have terminated;

(xii)         a Disbursement Instruction Agreement effective as of the Agreement Date;

(xiii)        intentionally omitted;

(xiv)        intentionally omitted;

(xv)         the Fee Letter;

(xvi)        evidence that the Fees, if any, then due and payable under Section 3.5, together with, to the extent a reasonably detailed invoice thereof has been presented to the Borrower prior to the Effective Date, all other reasonable and documented out-of-pocket fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the reasonable and documented out-of-pocket fees and expenses of counsel to the Administrative Agent, have been paid; and

(xvii)      such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)            since December 31, 2023, there shall not have occurred any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a Material Adverse Effect on, the business, assets, liabilities, condition (financial or otherwise), or operations of the Parent, the Borrower and their Subsidiaries;

(c)            no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower, any other Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party;

(d)            the Parent, the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(e)            (i) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, and (ii) at least five (5) Business Days prior to the Agreement Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification.

Section 5.2.      Conditions Precedent to All Loans and Letters of Credit.

In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 5.1, the obligations of (i) Lenders to make any Loans and (ii) an Issuing Bank to issue Letters of Credit, in each case, on and after the Effective Date are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Revolving Borrowing, in the case of the borrowing of Term Loans, the Administrative Agent shall have received a timely Notice of Term Loan Borrowing, and in the case of the issuance of a Letter of Credit the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 5.1 and 5.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

Article VI. Representations and Warranties

Section 6.1.      Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of each Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)            Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)            Ownership Structure. Part I of Schedule 6.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Parent and its applicable Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clauses (a) and (f) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person, to the extent constituting an Eligible Property Subsidiary, shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)            Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)            Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC) or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e)            Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)            Title to Properties. Schedule 6.1(f) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties of the Parent, the Borrower, each other Loan Party and each other Subsidiary. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets.

(g)            Existing Indebtedness. Schedule 6.1(g) is, as of March 31, 2024, a complete and correct listing of all Indebtedness for borrowed money (including all Guarantees) with an outstanding principal amount of $5,000,000 or more (other than the Indebtedness in respect of the Loan Documents) of each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries (such Indebtedness, the “Scheduled Indebtedness”), and if such Indebtedness is secured by any Lien, a general description of all of the property subject to such Lien. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the material terms of such Scheduled Indebtedness and all instruments and agreements relating thereto, and, as of the Agreement Date, no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Scheduled Indebtedness.

(h)            Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification most recently delivered to the Administrative Agent is true and correct in all respects.

(i)            Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (or, to the knowledge of any Responsible Officer or any Loan Party, are there any actions, suits or proceedings threatened in writing, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j)            Taxes. All federal, state and other material tax returns of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns are under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are, in all material respects, in accordance with GAAP.

(k)            Financial Statements. The Parent has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2023, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2024, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to unaudited interim statements, to changes resulting from normal year end audit adjustments). Neither the Parent nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)             No Material Adverse Change. Since December 31, 2023, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Parent and the Borrower is Solvent, and the Parent, the Borrower, the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.

(m)            ERISA.

(i)            Except as could not reasonably be expected to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Each Qualified Plan and each Plan has received a favorable determination from the Internal Revenue Service, or has timely filed for a favorable determination letter from the Internal Revenue Service or is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s and each Plan’s favorable determination letter or opinion letter.

(ii)           With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the knowledge of any Responsible Officer of the Parent or the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)            Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)            Environmental Laws. In the ordinary course of business and from time to time each of the Parent, the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including, without limitation, its respective Properties, in the course of which the Parent, the Borrower, such other Loan Party or such other Subsidiary identifies and evaluates associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s or the Borrower’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s or the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to have a Material Adverse Effect.

(p)            Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)            Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the FRB.

(r)            Affiliate Transactions. Except as permitted by Section 9.8 or as otherwise set forth on Schedule 6.1(r), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s)            Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where the failure to own or have the right to use such Intellectual Property, or such conflict with the proprietary right of any other Person, could not reasonably be expected to have a Material Adverse Effect. All Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except a claim that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t)            Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, disposing, financing, developing, renovating and, leasing single family homes and rental properties and managing such Properties, together with other business activities incidental or reasonably related thereto.

(u)            Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v)            Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections, information of general economic or industry nature and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with or relating in any way to this Agreement or any other Loan Document (or with entering into this Agreement or any other Loan Document) were, at the time the same were so furnished, when taken together with all other information furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance and that such future performance may vary materially from such projections. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are or will be made, not materially misleading.

(w)           Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)            Anti-Corruption Laws and Sanctions.

(i)            None of (i) the Parent, the Borrower, any Subsidiary or, to the knowledge of the Parent, the Borrower or such Subsidiary, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of the Parent or the Borrower, any agent or representative of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Loans made and Letters of Credit issued hereunder, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country in violation of applicable Sanctions, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of applicable Sanctions or (D) has taken any action, directly or indirectly, that would result in a violation in any material respect by such Persons of any Anti-Corruption Laws. Each of the Parent, the Borrower and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Parent and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Parent, the Borrower and their respective Subsidiaries, and to the knowledge of Parent or Borrower, each director, officer, employee, agent and Affiliate of the Parent, the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(ii)            No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of applicable Sanctions, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(y)            REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(z)            Unencumbered Properties. Each Property included in any calculation of Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”. Each Property included in calculations of Unencumbered Asset Value satisfied, at the time of such calculation, all of the requirements contained in the definition of “Eligible Property”.

(aa)          Sustainability-Related Information. All information about the Borrower’s or the Parent’s sustainability initiatives or strategy, including, without limitation, the Average HERS Score and any thresholds or targets with respect thereto, which have been or may be provided to Administrative Agent, the Sustainability Agent or any Lender by or on behalf of it, or which have been or may be approved by it (collectively, including the Sustainability Certificate, the “Sustainability-Related Information”), is, to the knowledge of the Borrower and the Parent, true and accurate in all material respects as of the date it is provided or approved and as of the date (if any) on which it is stated. It is understood and agreed that any unintentional breach of this Section 6.1(aa) (in respect of which no Loan Party or Subsidiary or any of their respective Responsible Officers had knowledge) shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit.

Section 6.2.      Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14, the date on which any increase of the Revolving Commitments is effectuated and/or Incremental Term Loans are made pursuant to Section 2.17 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

Article VII. Affirmative Covenants

For so long as this Agreement is in effect, each of the Parent and the Borrower shall comply with the following covenants:

Section 7.1.      Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.4, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (ii) preserve and maintain its respective, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except in the case of clauses (ii) and (iii) where the failure to preserve and maintain or be so authorized and qualified could not reasonably be expected to have a Material Adverse Effect.

Section 7.2.      Compliance with Applicable Law.

The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. Borrower will (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 7.3.      Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, protect and preserve all of its respective properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty events excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.4.      Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1(t).

Section 7.5.      Insurance.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses in similar localities, with similarly sized portfolios of assets, or as may be required by Applicable Law. The Parent and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6.      Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) all federal and state taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than thirty (30) days past the due date therefor, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) the nonpayment or discharge of which could not reasonably be expected to result in a Material Adverse Effect or a Lien on any Eligible Property.

Section 7.7.      Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Parent if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Parent and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. Each of the Parent and the Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Parent, the Borrower, or any of their respective Subsidiaries be required to disclose to the Administrative Agent or any Lender any documents the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon the Parent, the Borrower or such Subsidiary so long as any such contractual confidentiality obligations arise under documents entered into in the ordinary course of business for purposes other than avoiding the Loan Parties’ obligations under this Section or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product.

Section 7.8.      Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) for the payment of development and renovation costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries (including the refinancing of the Prior Credit Agreement); and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries, including the consummation of any transactions otherwise permitted under this Agreement. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.

Section 7.9.      Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws where the failure to do so could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 7.10.      Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.11.      Intentionally Omitted.

Section 7.12.      REIT Status.

The Parent shall maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 7.13.    Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 7.14.    Guarantors.

(a)            Generally.

(i)            The Borrower shall, not later than the applicable Required Delivery Date, cause any Subsidiary (other than an Excluded Subsidiary) that is not already a Guarantor and to which any of the following conditions applies to execute and deliver to the Administrative Agent an Accession Agreement (or if at any time the Guaranty delivered pursuant to Section 5.1 or this Section has been terminated after a release of all Guarantors party thereto, a Guaranty), together with the other items required to be delivered under the immediately following subsection (b):

(A)           such Subsidiary Guarantees, or otherwise becomes obligated in respect of, any Indebtedness of the Parent, the Borrower or any other Subsidiary, other than (x) nonrecourse carveout guaranties (for customary non-recourse exceptions for fraud, misapplication of funds, misrepresentation, waste, environmental indemnities, prohibited transfers, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar and customary exceptions to nonrecourse liability) and completion guaranties, (y) obligations in respect of Indebtedness of a Subsidiary for which recourse for such Indebtedness is limited to pledges of Equity Interests in the Subsidiary that is the primary obligor under such Indebtedness and (z) without limiting the requirements of clause (B) below, any guaranty of Indebtedness of any Subsidiary acquired or assumed in connection with an acquisition of such Subsidiary so long as such guaranty was in existence prior to the consummation of such acquisition and not incurred in contemplation thereof; or

(B)            (1) such Subsidiary (x) is an Eligible Property Subsidiary and (y) incurs, guarantees or otherwise becomes obligated in respect of Recourse Indebtedness (other than intercompany Unsecured Indebtedness between or among the Borrower or any other Loan Party or any Subsidiary).

Any such Accession Agreement (or Guaranty, as applicable) delivered pursuant to this Section 7.14(a) and the other items required under the immediately following subsection (c) shall, unless required sooner pursuant to the terms of this Section above or otherwise approved by the Administrative Agent, be delivered to the Administrative Agent not later than the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which any of the above conditions first applies to a Subsidiary (the “Required Delivery Date”). In the event such Accession Agreement (or Guaranty, as applicable) and the other items required under the immediately following subsection (b) are delivered on or prior to the date on which such Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter), subject to Section 7.15(a), each Eligible Property of the applicable Subsidiary that becomes a Guarantor pursuant thereto may be included in the calculation of Unencumbered Asset Value provided with such Compliance Certificate for the fiscal periods covered by such Compliance Certificate.

(b)            Other Guarantors.

(i)            The Borrower may, at its option, cause any other Person that is not already a Guarantor to become a Guarantor by causing such Person to execute and deliver to the Administrative Agent an Accession Agreement (or Guaranty, as applicable), together with the other items required to be delivered under subsection (c) below.

(ii)            If the Parent, or any Wholly Owned Subsidiary of the Parent that directly or indirectly owns any Equity Interests in the Borrower, at any time (A) has any assets or liabilities other than those permitted under Section 9.12, or (B) guarantees or otherwise becomes obligated in respect of Indebtedness of the Borrower or any of its Subsidiaries that is pari passu or junior to the Obligations, then the Parent shall become a Guarantor by executing and delivering to the Administrative Agent within five (5) Business Days of such occurrence, an Accession Agreement (or Guaranty, as applicable), together with the other items required to be delivered under subsection (c) below with each reference to “Subsidiary” in subsection (c) deemed also to be a reference to “Parent”.

(c)            Required Deliverables. Each Accession Agreement to the Guaranty (or Guaranty, as applicable) delivered by a Subsidiary required to become a Guarantor under the preceding subsection (a) or at the option of the Borrower under the preceding subsection (b) shall be accompanied by the items that would have been delivered under Section 5.1(a)(v) (unless the Administrative Agent has notified the Borrower that it does not require delivery of such item) through (ix) and (xvii) and Section 5.1(e), as if such Subsidiary had been a Guarantor on the Agreement Date, each in form and substance reasonably satisfactory to the Administrative Agent.

(d)            Release of Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than, if the Parent has become a Guarantor pursuant to subsection (b)(ii) of this Section, the Parent) from the Guaranty so long as: (i) such Guarantor is not, or substantially simultaneously with such release will not be, otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; (iii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.

Section 7.15.    Intentionally Omitted.

Section 7.16.    Compliance with Anti-Corruption Laws and Sanctions.

The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Parent, the Borrower, their respective Subsidiaries and the Parent’s, the Borrower’s and their respective Subsidiaries’ respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 7.17.    Sustainability-Related Information. The Borrower agrees to furnish the Administrative Agent, the Sustainability Agent and the Lenders with all Sustainability-Related Information reasonably related to the HERS Score methodology, any HERS Threshold or HERS Target, the Sustainability Fee Adjustment or the Sustainability Rate Adjustment hereunder, and to provide such access to the directors, officers, employees and advisers of the Parent, the Borrower and their respective Affiliates (together “Representatives”), in each case as the Administrative Agent, the Sustainability Agent or any Lender may reasonably request. In addition, the Borrower shall ensure that the Representatives are available, upon the Administrative Agent’s, the Sustainability Agent’s or any Lender’s reasonable request, to discuss the Sustainability-Related Information.

Article VIII. Information

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 8.1.      Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent), (a) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer, chief financial officer, executive vice president of finance or senior vice president of finance of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements), and (b) a list of all assets that are held by the Parent as of the end of such period, certified by the chief executive officer, chief financial officer, executive vice president of finance or senior vice president of finance of the Parent.

Section 8.2.      Year-End Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the SEC (but in no event later than ninety (90) days after the end of each fiscal year of the Parent), (a) the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (i) certified by the chief executive officer, chief financial officer, executive vice president of finance or senior vice president of finance of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (ii) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing, whose report shall not be subject to (A) any “going concern” or like qualification or exception (other than a “going concern” expressly resulting solely from (x) an upcoming maturity date under any Indebtedness of the Borrower and its Subsidiaries occurring within one year from the time the report is delivered or (y) any potential inability to satisfy any financial covenant set forth in this Agreement) or (B) any qualification or exception as to the scope of such audit, and (b) a list of all assets that are held by the Parent as of the end of such period, certified by the chief executive officer, chief financial officer, executive vice president of finance or senior vice president of finance of the Parent.

Section 8.3.      Compliance Certificate.

(a)            At the time the financial statements are furnished pursuant to Sections 8.1 and 8.2, a certificate substantially in the form of Exhibit N (a “Compliance Certificate”) executed on behalf of the Parent by the chief executive officer, chief financial officer, executive vice president of finance or senior vice president of finance of the Parent (a) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Parent and the Borrower were in compliance with the covenants contained in Section 9.1; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent and the Borrower with respect to such event, condition or failure (c) setting forth a statement of funds from operations (as calculated in a manner consistent with the reporting of “funds from operations” in the Parent’s public filings with the SEC); (d) setting forth a report of newly acquired Properties, including, with respect to each such Property, (i) the Net Operating Income for such Property, (ii) the cost of acquiring such Property, and (iii) Indebtedness secured by a Mortgage on such Property, if any, and (e) a report with respect to each Property then included in calculation of the Unencumbered Asset Value, including, without limitation, a quarterly and year-to-date statement of Net Operating Income and the occupancy status of such Property, and which identifies which Properties have been added or deleted from such calculation since the last delivery of a Compliance Certificate; provided, that such reports in clauses (d) and (e) may be provided in electronic format in one or more separate files delivered concurrently with such Compliance Certificate to the Administrative Agent.

(b)            Intentionally Omitted.

Section 8.4.      Other Information.

(a)            Promptly after any request by Administrative Agent (or any Lender through the Administrative Agent), all reports submitted to the Parent by its independent public accountants in connection with each annual, interim or special audit of the books and records of the Parent made by such accountants, including any management letter commenting on Parent’s internal controls;

(b)            Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c)            Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d)            Promptly after the request of any Lender, all financial information maintained on the Parent, the Borrower, or any other Subsidiary and their individual real estate projects, including property cash flow projections, property budgets, operating statements, leasing status reports, contingent liability summaries, notes receivable summaries, and summaries of cash and Cash Equivalents and overhead budgets;

(e)            No later than sixty (60) days after the end of each fiscal year of the Parent ending prior to the Termination Date that is the latest to occur, projected balance sheets, operating statements, and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding two fiscal years, all itemized in reasonable detail;

(f)             If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, chief financial officer or executive vice president of finance of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(g)            To the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(h)            At the time the financial statements are furnished pursuant to Section 8.1 or 8.2, a copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or any Loan Party;

(i)             Prompt notice of (i) any change in the business, assets, liabilities, financial condition or results of operations of any Loan Party or any other Subsidiary or (ii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) and (ii), has had, or could reasonably be expected to have, a Material Adverse Effect;

(j)             Prompt notice upon any Responsible Officer of the Borrower or Parent having knowledge of the occurrence of any Default or Event of Default;

(k)            Prompt notice of any order, judgment or decree in excess of $100,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(l)             Upon any Responsible Officer of any Loan Party or any other Subsidiary becoming aware of the same, prompt notice of any notification of any violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority; in either case, with respect to a matter that could reasonably be expected to have a Material Adverse Effect;

(m)           Prompt notice of the disposition of any assets of a Substantial Amount;

(n)            Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(o)            Promptly upon any change in the Parent’s Credit Rating, a certificate stating that the Parent’s Credit Rating has changed and the new Credit Rating that is in effect;

(p)            Promptly, upon each request, information identifying the Parent, the Borrower or any other Loan Party as a Lender may reasonably request in order to comply with the Beneficial Ownership Regulation or applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act;

(q)            Promptly, and in any event within three (3) Business Days after a Responsible Officer of the Parent or the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(r)            Promptly upon the reasonable request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(s)            From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition or results of operations of the Parent, the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request; provided, that notwithstanding anything to the contrary in this Section 8.4(s), none of the Parent, the Borrower, any of its Subsidiaries, or any other Loan Party will be required to provide or disclose any contract entered into in the ordinary course of business the disclosure of which to the Administrative Agent and the Lenders is prohibited by a confidentiality agreement entered into for purposes other than avoiding the Loan Parties’ and their Subsidiaries’ obligations under this Section 8.4(s) or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product; and

(t)            Within ten (10) Business Days after a determination by the Borrower or the Parent that there was a Sustainability Certificate Inaccuracy, written notice to the Administrative Agent thereof.

Section 8.5.           Electronic Delivery of Certain Information.

(a)            Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent, the Parent or the Borrower) provided that the foregoing shall not apply to notices to any Lender (or to an Issuing Bank) pursuant to Article II. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent, the Parent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central Time on the opening of business on the next business day for the recipient; provided, however, documents required to be delivered pursuant to Sections 8.4.(b), 8.4.(c) and 8.4.(h) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Company shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information).

(b)            Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c)            Notwithstanding anything to the contrary herein, documents and notices required to be delivered by the Loan Parties pursuant to the Loan Documents shall be deemed delivered by, and delivery effective at the time of, the public filing of the same in electronic format with the SEC so long as the Borrower provides notice to the Administrative Agent of such filing (other than any filings described in Section 8.4(b), (c) and (h)) within five (5) Business Days after documents and notices are filed with the SEC.

Section 8.6.           Public/Private Information.

The Parent and the Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Parent and/or the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Parent and/or the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article, and, if requested by the Administrative Agent, the Parent and/or Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”. All Information Materials shall be presumed by the recipient to be “Private Information” except for Information Materials (x) designated as “Public Information” or (y) previously filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange.

Section 8.7.           USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and both the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX. Negative Covenants

For so long as this Agreement is in effect, the Parent and the Borrower shall comply with the following covenants:

Section 9.1.           Financial Covenants.

The Borrower shall comply with the following financial covenants set forth in clauses (a)-(e) of this Section 9.1 at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Borrower shall in any event only be obligated to report its compliance therewith at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 8.3:

(a)            Ratio of Total Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Total Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (a) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any three subsequent consecutive fiscal quarters, and (ii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Total Indebtedness shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent that there is an equivalent amount of Indebtedness included in Total Indebtedness that matures within twenty-four (24) months (or with respect to Mandatorily Redeemable Stock included in Total Indebtedness that is redeemable within twenty-four (24) months) from the applicable date of the calculation of such ratio, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Indebtedness is adjusted pursuant to the immediately preceding clause (A) above.

(b)            Ratio of EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended to (ii) Fixed Charges of the Parent and its Subsidiaries for such period to be less than 1.50 to 1.00 as of the last day of such period.

(c)            Ratio of Secured Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Secured Indebtedness of the Parent and its Subsidiaries to (ii) Total Asset Value to exceed 0.40 to 1.00 at any time; provided, however, that if such ratio is greater than 0.40 to 1.00 but is not greater than 0.45 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (c) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.40 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any three subsequent consecutive fiscal quarters, and (ii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.45 to 1.00 at any time. For purposes of calculating such ratio, (A) Secured Indebtedness shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent that (x) there is an equivalent amount of Indebtedness included in Secured Indebtedness that matures within twenty-four (24) months (or with respect to Mandatorily Redeemable Stock included in Secured Indebtedness that is redeemable within twenty-four (24) months) from the applicable date of the calculation of such ratio and (y) such unrestricted cash and Cash Equivalents are not deducted from the calculation of Unsecured Indebtedness pursuant to clause (A) of Section 9.1(d) below, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Secured Indebtedness is adjusted pursuant to the immediately preceding clause (A) above.

(d)            Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Parent shall not permit the ratio of (i) Unsecured Indebtedness of the Parent and its Subsidiaries to (ii) Unencumbered Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (d) so long as (i) the Borrower completed a Material Acquisition which resulted in such ratio (after giving effect to such Material Acquisition) exceeding 0.60 to 1.00 at any time during the fiscal quarter in which such Material Acquisition took place and for any three subsequent consecutive fiscal quarters, and (ii) such ratio (after giving effect to such Material Acquisition) is not greater than 0.65 to 1.00 at any time. For purposes of calculating such ratio, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent that (x) there is an equivalent amount of Indebtedness included in Unsecured Indebtedness that matures within twenty-four (24) months (or with respect to Mandatorily Redeemable Stock included in Unsecured Indebtedness that is redeemable within twenty-four (24) months) from the applicable date of the calculation of such ratio and (y) such unrestricted cash and Cash Equivalents are not deducted from the calculation of Secured Indebtedness pursuant to clause (A) of Section 9.1(c) above, and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted pursuant to the immediately preceding clause (A) above.

(e)            Ratio of Unencumbered NOI to Unsecured Interest Expense. The Parent shall not permit the ratio of (i) Unencumbered NOI for the period of four consecutive fiscal quarters most recently ended to (ii) Unsecured Interest Expense of the Parent and its Subsidiaries for such period, to be less than 1.75 to 1.00 as of the last day of such period.

(f)            Dividends and Other Restricted Payments. If (i) an Event of Default under Section 10.1(a), Section 10.1(e) or Section 10.1(f) exists or would result therefrom, or (ii) as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), in any such case, neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any Subsidiary to, make any Restricted Payments except: (x) to the Borrower or any other Subsidiary or (y) any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary may make Restricted Payments to any Person owning Equity Interests in such Subsidiary ratably in accordance with the interest held by such Person or otherwise as may be required pursuant to the organizational documents of such Subsidiary.

Section 9.2.           Liens; Negative Pledge.

(a)            The Borrower shall not, and the Borrower shall not permit any Eligible Property Subsidiary to create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)            The Parent shall not, and shall not permit any Wholly Owned Subsidiary of the Parent, if at any time there is any Wholly Owned Subsidiary of the Parent that directly or indirectly owns Equity Interests in the Borrower, to, create, assume or incur any Lien (other than Permitted Liens of the types described in clauses (a) and (f) of the definition of the term “Permitted Liens”) upon the Equity Interests of the Borrower or any other Wholly Owned Subsidiary directly or indirectly owning Equity Interests of the Borrower, which the Parent or such other Wholly Owned Subsidiary owns.

(c)            The Borrower shall not, and the Borrower shall not permit any Eligible Property Subsidiary to, enter into, assume or otherwise be bound by any Negative Pledge except for (i) a Negative Pledge contained in (A) an agreement (x) evidencing Indebtedness which the Borrower or such direct or indirect owner may create, incur, assume, or permit or suffer to exist under this Agreement, (y) which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness; (B) a Permitted Sale Restriction; or (C) an agreement that evidences Unsecured Indebtedness which contains restrictions on encumbering assets that are not more restrictive than those restrictions contained in the Loan Documents, or (ii) to the extent constituting a Negative Pledge, a restriction on the direct or indirect transfer of Equity Interests in any Excluded Subsidiary, Unconsolidated Affiliate or any Subsidiary that is not a Wholly Owned Subsidiary contained in the organizational documents of such Person or any document, instrument or agreement evidencing Secured Indebtedness of such Person permitted to exist pursuant to this Agreement.

Section 9.3.           Restrictions on Intercompany Transfers.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any Subsidiary; (c) make loans or advances to the Parent, the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any Subsidiary (other than the direct or indirect transfer of Equity Interests in any Excluded Subsidiary); other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions (A) contained in any Loan Document, or (B) contained in any other agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are not more restrictive than those contained in the Loan Documents, (ii) with respect to clauses (c) and (d), those encumbrances and restrictions contained in organizational documents of, or other agreements governing an Investment in, any Excluded Subsidiary, Unconsolidated Affiliate or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or Unconsolidated Affiliate (or any direct or indirect owner of such Equity Interest on account of such ownership) or the property or assets of such Subsidiary or Unconsolidated Affiliate), or (iii) with respect to clause (d), (A) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Borrower) or the assets of a Subsidiary pending sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.2(a); provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (B) customary provisions restricting assignment of any agreement entered into by the Parent, the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business or (C) Permitted Transfer Restrictions. Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any other Loan Party or any other Subsidiary to Guarantee the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of the Borrower, such other Loan Party, or such other Subsidiary to payment from such Subsidiary to the payment in full of the Indebtedness Guaranteed pursuant to the terms of such Guaranty.

Section 9.4.           Merger, Consolidation, Sales of Assets and Other Arrangements.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i)            any of the actions described in the immediately preceding clauses (a) and (b) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower, or if the Parent has become a Loan Party, the Parent) so long as immediately prior to the taking of such action and after giving effect thereto, no Default or Event of Default exists or would result therefrom;

(ii)           (x) any Subsidiary may merge with a Loan Party so long as the survivor is or becomes a Loan Party simultaneously with the consummation of such merger, and (y) any Subsidiary that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party;

(iii)          a Person may merge with and into the Parent or the Borrower so long as (A) the Parent or the Borrower, as the case may be, is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (C) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days’ (or such shorter period as the Administrative Agent may agree) prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (B) (except such prior notice shall not be required in the case of a merger of a Subsidiary with and into the Borrower);

(iv)          the Parent, the Borrower, each Loan Party and each other Subsidiary may sell, transfer, lease, sublease or dispose of its assets among themselves in connection with any disposition of assets that is not prohibited by this Agreement;

(v)           a Loan Party (other than the Borrower or, if the Parent has become a Loan Party, the Parent) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and

(vi)          the Parent, the Borrower, the other Loan Parties and the other Subsidiaries may lease, sublease and license their respective assets, as lessor, sublessor or licensor (as the case may be), in the ordinary course of their business.

Section 9.5.           Plans.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.6.           Fiscal Year.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7.           Modifications of Organizational Documents.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document (and, in the case of any of the foregoing organizational documents of the Parent or the Borrower, waive compliance with any provision therein) if such amendment, supplement, restatement or other modification (or in the case of the Borrower or the Parent, if such waiver of any provision contained therein) (a) is adverse to the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or (b) could reasonably be expected to have a Material Adverse Effect, it being agreed that any amendment, supplement, restatement, or modification of Section 7.5D or Section 7.5F of the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended and in effect on the Agreement Date, or waiver of any provisions contained in such Sections, would have the effects described in the immediately preceding clauses (a) and (b).

Section 9.8.           Transactions with Affiliates.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than the Parent, the Borrower, any Loan Party or any Wholly Owned Subsidiary of the Borrower), except (a) as set forth on Schedule 6.1(r), (b) transactions pursuant to the reasonable business purposes of the Parent, the Borrower, or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Parent, the Borrower, or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) Restricted Payments to the extent the same are permitted by Section 9.1(f), (d) transactions between and among any of the Parent and Subsidiaries of the Parent that are not also direct or indirect Subsidiaries of the Borrower, (e) Investments by any Loan Party or any Subsidiary in other Subsidiaries and Unconsolidated Affiliates to the extent otherwise in compliance with the obligations under this Agreement, and (f) transactions entirely among Subsidiaries that are not Wholly Owned Subsidiaries. Notwithstanding the foregoing sentence, (x) no payments may be made with respect to any items set forth on such Schedule 6.1(r) if a Default or Event of Default specified in Section 10.1(a), Section 10.1(e) or Section 10.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), and (y) no Loan Party shall make any Investment in any Subsidiary or Unconsolidated Affiliate that is not a Loan Party if a Default or Event of Default specified in Section 10.1(a), Section 10.1(e) or Section 10.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a) other than an Investment of the type described in clause (b) of the immediately preceding sentence. Notwithstanding the foregoing two sentences, this Section 9.8 shall not limit transactions determined by the Parent in good faith to be reasonably necessary for the Parent to comply with Section 7.12.

Section 9.9.           Environmental Matters.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 9.10.         Derivatives Contracts.

Neither the Parent nor the Borrower shall, and neither the Parent nor the Borrower shall permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Parent, the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business or in connection with any transaction that is not prohibited by this Agreement and, in each case, which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary.

Section 9.11.         Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or the Parent to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the FRB) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower shall not request any Loan, and neither the Parent nor the Borrower shall use, and the Parent and the Borrower shall ensure that their respective Subsidiaries and their respective, and their respective Subsidiaries’, directors, officers, employees and agents shall not use, the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or, except as would be permissible for a Person required to comply with Sanctions, in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.12.         Limitation on Parent’s Assets and Liabilities.

(a)            So long as the Parent is not a Guarantor, the Parent shall not own any assets other than (a) Equity Interests in the Borrower or any Wholly Owned Subsidiaries whose assets consist solely of direct or indirect Equity Interests in the Borrower, (b) Equity Interests or assets as of the Effective Date set forth on Schedule 9.12(a), (c) other Equity Interests or assets with an aggregate book value not to exceed $5,000,000, or with the Administrative Agent’s approval, in the aggregate for this clause (c) not to exceed $50,000,000, and (d) assets maintained on a temporary or pass-through basis that are held for subsequent payment of dividends or other Restricted Payments not prohibited by this Agreement or any other Loan Document or for contribution to the Borrower.

(b)            So long as the Parent is not a Guarantor, neither the Parent nor any Wholly Owned Subsidiaries whose assets consist solely of direct or indirect Equity Interests of the Borrower shall incur, assume or permit to exist any liabilities other than liabilities that would be reflected in consolidated financial statements of the Borrower; provided that the Parent may have (i) other liabilities incidental to its status as a publicly traded REIT (and not constituting liabilities in respect of Indebtedness for borrowed money), including liabilities associated with common and preferred equity, employment contracts, employee benefit matters, indemnification obligations pursuant to purchase and sale agreements, banker engagement letters in connection with transactions permitted under this Agreement, tax liabilities and legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) this Agreement, (ii) liabilities arising pursuant to any merger, purchase, acquisition or other similar agreements in connection with transactions permitted under Section 9.4, in each case other than liabilities constituting Indebtedness, (iii) liabilities that are less than or substantially equivalent to Parent’s liabilities under this Agreement that arise under any documentation evidencing Indebtedness (including any Unsecured Indebtedness or unsecured convertible Indebtedness permitted under this Agreement) of the Borrower or any of its Subsidiaries that is pari passu or junior to the Obligations, (iv) liabilities constituting obligations to satisfy any unsecured convertible Indebtedness of the Borrower or any of its Subsidiaries that is permitted under this Agreement that can be satisfied solely by the issuance of Equity Interests of the Parent not constituting Mandatorily Redeemable Stock (or, to the extent permitted under this Agreement, making cash payments in lieu of fractional shares in connection with any conversion request), (v) nonconsensual obligations imposed by operation of Applicable Law, (vi) obligations in existence as of the Effective Date set forth on Schedule 9.12(b); (vii) obligations in the form of Guarantees in respect of Nonrecourse Indebtedness where liability of the guarantor is limited to customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, noncompliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or that are substantially the same as those Guarantees in respect of Nonrecourse Indebtedness set forth on Schedule 9.12(b), (viii) other immaterial obligations not exceeding $50,000,000 individually or in the aggregate, and (ix) other intercompany obligations not exceeding $50,000,000 individually or in the aggregate that are incurred with respect to transactions substantially similar to the transaction for which the intercompany note disclosed on Schedule 9.12(b) was incurred.

Article X. Default

Section 10.1.         Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)            Default in Payment. (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (A) the principal of any of the Loans or any Reimbursement Obligation, or (B) shall fail to pay interest or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document and, in the case of this subsection (a)(i)(B) only, such failure shall continue for a period of five (5) Business Days after the due date thereof, or (ii) any other Loan Party shall fail to pay within five (5) Business Days after becoming due any payment obligation owing by such Loan Party under any Loan Document to which it is a party.

(b)            Default in Performance.

(i)            The Parent or the Borrower shall fail to perform Section 7.1(i) or Section 8.4(j), or any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX (other than Section 9.12); or

(ii)           The Parent shall fail to perform Section 9.12, and such failure shall continue beyond the period provided in Section 7.14(b)(ii) to cause the Parent to become a Guarantor;

(iii)          The Parent or the Borrower shall fail to perform any term, covenant , condition or agreement contained in Section 8.1, Section 8.2, Section 8.3 or Section 8.4 (other than Section 8.4(j)) and in the case of this subsection (b)(iii) only, such failure shall continue for a period of five (5) Business Days after the date required for performance under such Section; or

(iv)          Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iv) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Parent, the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)            Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party or the Parent under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made (it being understood that, so long as prepared in good faith by or on behalf of the applicable Loan Parties and based on assumptions believed to be reasonable at the time, no projections furnished pursuant to Section 8.4.(e) or otherwise shall be a guarantee of future performance and such future performance may vary materially from such projections).

(d)            Indebtedness Cross-Default.

(i)            The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable (following the expiration of any applicable grace or cure periods) in respect of (x) any Recourse Indebtedness (excluding the Loans and Reimbursement Obligations, but including any Indebtedness in respect of Derivatives Contracts) having an aggregate outstanding principal amount individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exists, of $100,000,000 or more (“Material Indebtedness”); or

(ii)           (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than customary non-default mandatory prepayments triggered by asset sales, casualty events, equity issuances or debt issuances); or

(iii)          Any other event shall have occurred and be continuing in respect of which any applicable grace or cure period shall have expired so as to permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity (other than as a result of customary non-default mandatory prepayments triggered by asset sales, casualty events, equity issuances or debt issuances); or

(iv)          There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein) and the Derivatives Termination Value, without regard to the effect of any close-out netting provision, owed by the Parent or any of its Subsidiaries as a result thereof, individually or in the aggregate with the Derivatives Termination Values of all other Derivatives Contracts or Specified Derivatives Contracts with respect to which such events have occurred, is $25,000,000 or more.

(e)            Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Significant Subsidiary (other than an Excluded Subsidiary) shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)            Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any other Significant Subsidiary (other than an Excluded Subsidiary) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)            Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)            Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary (other than an Excluded Subsidiary) by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has been denied by the applicable insurance carrier (but only following formal written notice of such judgment to such insurance carrier) exceeds, individually or together with all other such unsatisfied judgments or orders entered against the Parent, the Borrower, any other Loan Party or any other Subsidiary, $100,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)            Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary), which exceeds, individually or together with all other such warrants, writs, executions and processes, $100,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.

(j)            ERISA.

(i)            Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $100,000,000; or

(ii)           The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $100,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)            Change of Control/Change in Management.

(i)            Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Permitted Holders is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of the Parent;

(ii)           During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent (together with any new trustees whose appointment, election or nomination to the Board of Trustees was approved or recommended by a vote of the Trustees then in office who either were Trustees at the beginning of any such period or whose appointment, election or nomination was previously so approved or recommended) cease for any reason to constitute a majority of the Board of Trustees of the Parent then in office;

(iii)          (A) The Parent, together with the Permitted Holders shall cease to own and control, directly or indirectly, at least 50.0% of the outstanding Equity Interests of the Borrower; or (B) the Parent shall cease to own and control, directly or indirectly, a majority of the outstanding Equity Interests of the Borrower; or

(l)            General Partner of Borrower. The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

Notwithstanding the foregoing provisions of this Section 10.1, if a Default or Event of Default occurs solely as a result of a Property being treated as an Eligible Property that is not in fact an Eligible Property, such Default or Event of Default shall be deemed not to have occurred so long as the Borrower delivers to the Administrative Agent not later than fifteen (15) days from the earlier of (x) the date a Responsible Officer of the Parent or the Borrower obtains knowledge of the occurrence of such Default or Event of Default and (y) the date on which the Borrower has received written notice of such Default or Event of Default from the Administrative Agent, each of the following: (1) written notice thereof and (2) a Compliance Certificate, prepared for each fiscal period in which such Property was included as an Eligible Property but was not in fact an Eligible Property, evidencing compliance with the covenants set forth in Section 9.1 for such period, excluding such Property as an Eligible Property, as applicable.

Section 10.2.         Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)            Acceleration; Termination of Facilities.

(i)            Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1(e) or 10.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)           Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)            Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)            Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)            Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)            Remedies in Respect of Specified Derivatives Contracts. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, to take any action or avail itself of any remedies available to such Specified Derivatives Provider under any Specified Derivatives Contract or Applicable Law.

Section 10.3.         Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1(f), the Commitments and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 10.4.         Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5.         Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3) under any of the Loan Documents, in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(a)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Bank in its capacity as such, ratably among the Administrative Agent and the applicable Issuing Banks in proportion to the respective amounts described in this clause (a) payable to them;

(b)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)            intentionally omitted;

(d)            to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the applicable Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e)            intentionally omitted;

(f)            to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks, and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(g)            the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider, as the case may be. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

Section 10.6.         Letter of Credit Collateral Account.

(a)            As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by an Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)            Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)            If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.

(d)            If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)            So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations (other than contingent indemnification obligations for which no claim has been made or asserted) shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)            The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 10.7.         Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.8.         Rights Cumulative.

(a)            Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents, and of the Specified Derivatives Providers under the Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)            Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract (iv) any Lender from exercising setoff rights in accordance with Section 12.3 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XI. The Administrative Agent

Section 11.1.         Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.         Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document, or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender acting as Administrative Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to any Issuing Bank, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to any Issuing Bank, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3.         Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.6(c).

Section 11.4.         Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5.         Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, facsimile or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6.         Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from (i) the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (ii) the failure by another Lender to comply with such other Lender’s obligations under Section 11.11; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7.         Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that none of the Administrative Agent, the Sustainability Agent or any of their respective Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent or the Sustainability Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent or the Sustainability Agent to any Issuing Bank or any Lender. Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, the Sustainability Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Neither the Administrative Agent nor the Sustainability Agent shall be required to keep itself informed as to the performance or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent or the Sustainability Agent under this Agreement or any of the other Loan Documents, neither the Administrative Agent nor the Sustainability Agent shall have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, the Sustainability Agent or any of their respective Related Parties. Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank. Each Lender and each Issuing Bank also acknowledges and agrees that (a) none of the Administrative Agent, the Sustainability Agent or any Lead Arranger, acting in such capacities have made any assurances as to (i) whether the terms and conditions of this Agreement and the other Loan Documents meets such Lender’s or Issuing Bank’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of this Agreement and the other Loan Documents, including the characteristics of the Average HERS Score or any thresholds or targets with respect thereto to be determined in connection with any increase or decrease in the Applicable Margin, including the Parent’s environmental and sustainability criteria, meet any industry standards or market expectations for sustainability-linked credit facilities or (iii) whether the Average HERS Score or thresholds or targets with respect thereto will be attainable or able to be maintained by the Parent and its Affiliates, and (b) each such Lender and Issuing Bank has performed its own independent investigation and analysis of this Agreement and the other Loan Documents and whether this Agreement and the other Loan Documents meet such Lender’s criteria or expectations with regard to environmental impact and/or sustainability performance.

Section 11.8.         Successor Administrative Agent.

The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by the Requisite Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation or upon the removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by, or removal of, an Administrative Agent shall also constitute the resignation or removal as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”) except that such Lender, in its capacity as Issuing Bank, shall continue to have obligations hereunder with respect to Letters of Credit issued prior to such resignation or removal until a successor Administrative Agent is appointed. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9.         Titled Agents.

Each of the Lead Arrangers, the Bookrunners, Syndication Agent, Sustainability Agent, Documentation Agents and Senior Managing Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Parent, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.10.       Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 10.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 11.11.       Erroneous Payments.

(a)            Each Lender and each Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 11.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender or Issuing Bank, as the case may be, is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Lender and each Issuing Bank agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender, Issuing Bank, or Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(d)            Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 11.12.       Successor Sustainability Agent. The Sustainability Agent may (a) resign at any time as Sustainability Agent under the Loan Documents by giving written notice thereof to the Administrative Agent, the Lenders and the Borrower or (b) be removed as Sustainability Agent by the Requisite Lenders (other than the Lender then acting as Sustainability Agent) and the Borrower upon thirty (30) days’ prior written notice if the Sustainability Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Sustainability Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Sustainability Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Sustainability Agent’s giving of notice of resignation or upon the removal of the current Sustainability Agent, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Sustainability Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the Sustainability Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents provided. Upon the acceptance of any appointment as Sustainability Agent hereunder by a successor Sustainability Agent, such successor Sustainability Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Sustainability Agent, and the current Sustainability Agent shall be discharged from its duties and obligations under the Loan Documents. After any Sustainability Agent’s resignation or removal hereunder as Sustainability Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Sustainability Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Sustainability Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.13.           Sustainability Exculpatory Provisions. None of the Administrative Agent, the Sustainability Agent or any Lead Arranger (a) shall have any duty to ascertain, inquire into or otherwise independently verify (x) any Sustainability-Related Information or any other information or materials provided by the Borrower or any of its Affiliates and used in connection with the sustainability provisions of this Agreement, including with respect to the Average HERS Score (or any data or computations that are part of or related to such calculation) or, to the extent applicable, the Prior Sustainability Adjustment (or any data or computations that are part of or related to such calculation), or (y) whether any Declassification Event, Sustainability Amendment Event or a Sustainability Certificate Inaccuracy has occurred, (b) shall have any responsibility for (or liability in respect of) the completeness or accuracy of any such information, nor (c) makes any assurances or guarantees as to whether (i) the Commitments and/Loans meet any institutional, regulatory or other criteria, strategy, taxonomy or expectations with regard to environmental impact and/or sustainability performance of the Parent, any other Loan Party or Subsidiary, any Lender or any other Person, or (ii) the characteristics of the relevant key performance indicators (“KPIs”) and/or sustainability performance thresholds or targets (“SPTs”) to which the Borrower will link a potential margin or fee step-up or step-down, including any environmental or sustainability criteria in respect thereof, meet any industry standards or market expectations for sustainability-linked facilities or (iii) the relevant KPIs or SPTs in this Agreement or any other Loan Document will be attainable or able to be maintained by the Parent, the Borrower or their respective Affiliates. Each party hereto hereby agrees that none of the Administrative Agent, the Sustainability Agent or any Lead Arranger shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any Sustainability Rate Adjustment or Sustainability Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Certificate, notice as to a Sustainability Certificate Inaccuracy (and the Administrative Agent and the Sustainability Agent may rely conclusively on any such certificate or notice, without further inquiry), or the Prior Sustainability Adjustment (or any of the data or computations that are part of or related to the determination thereof).

Article XII. MISCELLANEOUS

Section 12.1.           Notices.

Unless otherwise provided herein (including, without limitation as provided in Section 8.5), communications provided for hereunder shall be in writing and shall be mailed, facsimiled, or delivered as follows:

If to the Parent or the Borrower:

American Homes 4 Rent
American Homes 4 Rent, L.P.
280 Pilot Road

Las Vegas, Nevada 89119
Attention: Christopher C. Lau, Chief Financial Officer
Telephone Number: (310) 494-2288

Email: clau@amh.com

with a copy to:

American Homes 4 Rent
American Homes 4 Rent, L.P.
280 Pilot Road

Las Vegas, Nevada 89119
Attention: Chief Legal Officer
Telephone Number: (310) 774-5331

Email: svogtlowell@ah4r.com

If to the Administrative Agent:

                Wells Fargo Bank, National Association

Attn: Rebecca Ghermezi

Telephone: 213-358-7530

Email: rebecca.ghermezi@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

Wells Fargo CRE Portfolio Services

Attn: Lindsey Hucks

Telephone: 704-410-6810

Email: lindsey.hucks@wellsfargo.com

and a copy to:

Wells Fargo Bank, National Association

CRE Loan Servicing Operations

creloanservicingoperations@wellsfargo.com

If to Wells Fargo, as an Issuing Bank:

Wells Fargo Bank, National Association

Attn: Rebecca Ghermezi

Telephone: 213-358-7530

Email: rebecca.ghermezi@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

Wells Fargo CRE Portfolio Services

Attn: Lindsey Hucks

Telephone: 704-410-6810

Email: lindsey.hucks@wellsfargo.com

If to JPMorgan Chase, N.A., as an Issuing Bank:

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr. 4th Floor

Tampa, FL 33610
Attn: Standby LC Unit
Facsimile:           856-294-5267
Telephone:           800-364-1969

Email: GTS.Client.Services@jpmchase.com

with a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, DE 19713

Attn: Loan & Agency Services Group

Email: NA_CPG@jpmorgan.com

If to Bank of America, N.A., as an Issuing Bank:

Bank of America, N.A.

Trade Finance Services

1 Fleet Way

PA6-580-02-30

Scranton, PA 18507

Telephone: 1-800-370-7519

Email: Scranton_Standby_LC@bofa.com (New Issuance/Amendment Requests)

Email: tradeclientserviceteamus@bofa.com (General Inquiries)

If to any other Lender:

To such Lender’s address or facsimile number as set forth in the applicable

Administrative Questionnaire

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Parent or the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if facsimiled, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if any notice, certificate or other document required to be delivered by Borrower or any other Loan Party hereunder or under any other Loan Document shall be required to be delivered on a day other than a Business Day, such notice, certificate or other document shall be required to be delivered on the next following Business Day.

Section 12.2.         Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent, the Sustainability Agent, the Issuing Banks and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1(e) or 10.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Notwithstanding the foregoing, the obligation to reimburse the Lender Parties for fees and expenses incurred in connection with any preservation of rights under the Loan Documents that is undertaken other than in connection with an enforcement of any Lender Parties’ rights and remedies under the Credit Agreement or after an Event of Default shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Lender Parties and, if reasonably necessary, a single local counsel for the Lender Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. All amounts payable pursuant to this Section 12.2 shall be due and payable 15 days after receipt of a reasonably detailed invoice therefor (or in the case of the costs and expenses described in clause (a) of this Section, any earlier date set forth in the applicable amendment, supplement or modification to any of the Loan Documents for which such costs and expenses are to be paid or reimbursed).

Section 12.3.         Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 12.4.         Litigation; Jurisdiction; Other Matters; Waivers.

(a)            EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)            EACH OF THE PARENT AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT OR THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)            THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.        Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Revolving Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loan Commitment and/or Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of a Class or, if the applicable Commitments of the same Class as such Commitment are not then in effect, the principal outstanding balance of the Loans of such Class of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a), (e) or (f) shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment of the applicable Class held by such assigning Lender or if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the applicable Class of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment of such Class and the Loans of such Class at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan or prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Commitments or Loans on a non pro-rata basis.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a), (e) or (f) shall exist at the time of such assignment or (y) such assignment is to a Lender of the same Class of Commitments or Loans, an Affiliate of a such a Lender or an Approved Fund of such a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender of the same Class of Commitments or Loans, an Affiliate of such a Lender or an Approved Fund of such a Lender; and

(C)           the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)          Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) (1) its full pro rata share of all Revolving Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage and (2) all Term Loans and any Term Loan Commitment held by such Defaulting Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 12.2 and 12.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (v) increase such Lender’s Commitment, (w) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (x) reduce the rate at which interest is payable thereon, or (y) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.14(d), in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 4.1, 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.1 or Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Parent has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall, at the request of such Designated Lender, execute and deliver to the Designating Lender a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.6 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Revolving Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $1,000.

(h)           USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.6.        Amendments and Waivers.

(a)           Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)           Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:

(i)            increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for (x) the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” and (y) any amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;

(iii)          reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)          modify the definitions of “Revolving Termination Date” or clause (a) of the definition of “Termination Date” (in each case, except in accordance with Section 2.14) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date (except in the case of a Letter of Credit that becomes an Extended Letter of Credit in accordance with Section 2.4(b)), in each case, without the written consent of each Revolving Lender;

(v)          modify the definition of “Term Loan Maturity Date” (or clause (b) of the definition of “Termination Date”) or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender;

(vi)          if and for so long as any Term Loans are outstanding, amend, modify or waive Section 5.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so without the prior written consent of Revolving Lenders constituting the Requisite Class Lenders of such Class;

(vii)         modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2, Section 3.3 or Section 10.5 without the written consent of each Lender;

(viii)         amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(ix)          modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(x)           modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders, or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

(xi)          release all or substantially all of the value of the Guarantees under the Guaranty (except as contemplated by Section 7.14(d)), without the written consent of each Lender; or

(xii)         amend, or waive the Borrower’s compliance with, Section 2.16 without the written consent of each Lender.

(c)           Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 1.6, 7.17, 11.12 or 11.13 or the rights, liabilities or obligations of the Sustainability Agent under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Sustainability Agent. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank. The Administrative Agent may, without the consent of any other party to this Agreement or any other Loan Document, make amendments or modifications to this Agreement or any of the other Loan Documents to effect Conforming Changes in connection with the implementation of a Benchmark Replacement or to otherwise effectuate the terms of Section 4.2(b) in accordance with the terms of Section 4.2(b). Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)           Technical Amendments. Notwithstanding anything to the contrary in this Section 12.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. Following the execution of any such amendment pursuant to this Section 12.6(d), the Administrative Agent shall promptly provide a copy thereof to the Lenders.

(e)           Incremental Term Loans. Notwithstanding anything to the contrary in this Section 12.6, this Agreement may be amended to establish a Class of Incremental Term Loans and effect amendments to this Agreement as are consistent with Section 2.17 in respect of Incremental Term Loans with only the consent of the Administrative Agent, the Borrower and the Term Loan Lenders providing such Class of Incremental Term Loans.

(f)           Sustainability Amendments. Notwithstanding anything to the contrary in this Section 12.6, but subject to the terms of Section 1.6(c), the Administrative Agent, the Sustainability Agent and the Borrower may enter into Sustainability Amendments in accordance with the terms of Section 1.6(g), and any such Sustainability Amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed Sustainability Amendment to all Lenders so long as the Administrative Agent shall not have received by such time written notice of objection to such Sustainability Amendment from Lenders comprising the Requisite Lenders.

Section 12.7.        Non-Liability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Each Lender and their affiliates may have economic interests that conflict with those of the Borrower. None of the Administrative Agent, any Issuing Bank, the Sustainability Agent, or any Lender shall have any fiduciary responsibilities to the Parent or the Borrower; no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank, the Sustainability Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party, and nothing in the Loan Documents shall be deemed to create any advisory or agency relationship or any other implied duty between any of the Administrative Agent, any Issuing Bank, the Sustainability Agent or any Lender, on the one hand, and any of the Parent, the Borrower, any other Loan Party, and any of their stockholders or Affiliates on the other hand. None of the Administrative Agent, any Issuing Bank, the Sustainability Agent or any Lender undertakes any responsibility to the Parent or the Borrower to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or Borrower’s business or operations. Each of the Parent, the Borrower and each other Loan Party acknowledges and agrees that (a) none of the Administrative Agent, the Sustainability Agent or any Lead Arranger, acting in such capacities, have made any assurances as to (i) whether the terms and conditions of this Agreement and the other Loan Documents meets such Loan Party’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of this Agreement and the other Loan Documents, including the characteristics of the Average HERS Score or any thresholds or targets with respect thereto to be determined in connection with any increase or decrease in the Applicable Margin, including the Parent’s environmental and sustainability criteria, meet any industry standards or market expectations for sustainability-linked credit facilities or (iii) whether the Average HERS Score or thresholds or targets with respect thereto will be attainable or able to be maintained by the Parent and its Affiliates, and (b) it has performed its own independent investigation and analysis of this Agreement and the other Loan Documents and whether this Agreement and the other Loan Documents meet such Loan Party’s criteria or expectations with regard to environmental impact and/or sustainability performance.

Section 12.8.        Confidentiality.

The Administrative Agent, each Issuing Bank and each Lender shall not disclose to any person, and shall treat confidentially, all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; (j) to any credit insurance provider relating to the Borrower or its Obligations; and (k) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate. None of the Administrative Agent, any Issuing Bank or any Lender will be liable for any damages arising from the use by others of Information obtained by electronic means, except to the extent that damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.

Section 12.9.        Indemnification.

(a)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, the Sustainability Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including, without limitation, Environmental Claims), damages, liabilities and related expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnified Party, incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary)) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable and documented out-of-pocket reasonable attorneys and consultant’s fees (in any case, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to such Indemnified Parties and, if reasonably necessary, a single local counsel for the Indemnified Parties in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated); provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, (B) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (C) arise from any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Administrative Agent or the Lead Arrangers in their respective capacities as such, and (4) directly resulting from any act or omission on part of the Borrower, any other Loan Party or any other Subsidiary). This Section 12.9(a) shall not apply with respect to Taxes addressed in Section 3.10 or yield maintenance obligations described in Section 4.1 and Section 4.4.

(b)           If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers, as applicable.

Section 12.10.      Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.4(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is any longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. Promptly following such termination, upon the Borrower’s written request, each Lender shall promptly return to the Borrower any Note issued to such Lender. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 4.1, 4.4, 11.6, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrower’s request, the Administrative Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.

Section 12.11.      Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12.      GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.      Counterparts.

(a)           To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b)           The words “execution,” “signed,” “signature,” and words of like import in or related to this Agreement, any other Loan Document or any other document to be signed in connection herewith or the transactions contemplated hereby shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures from any Person in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further that, upon the reasonable request of the Administrative Agent or any Lender, any such electronic signature shall be followed by a manually executed version thereof. Each of the parties hereto hereby (i) agrees that, for all purposes, electronic images of this Agreement and each other Loan Document (including, in each case, signature pages thereto) shall have the same legal effect, validity, admissibility into evidence and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity, admissibility into evidence or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies hereof, including with respect to any of the signatures thereto.

Section 12.14.      Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Parent and/or the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent and/or the Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15.      Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16.      Limitation of Liability.

None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.17.      Acknowledgement and Consent to a Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion power of the applicable Resolution Authority.

Section 12.18.      Nonrecourse to Parent; Limited Nature of Parent’s Obligations under this Agreement.

Unless the Parent becomes a Guarantor pursuant to Section 7.14 and subject to the limitations described below in this Section, notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, the Obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents are non-recourse to the Parent as a result of its capacity as the general partner of the Borrower and as a result of its having joined in the execution of this Agreement; provided that the foregoing shall not limit any recourse to the Borrower and the other Guarantors and their respective assets, whether now owned or hereafter acquired. The Administrative Agent, the Lenders and the other Lender Parties, by such other Lender Parties’ acceptance of the benefits of this Agreement and the other Loan Documents, agree that, unless the Parent has become a Guarantor pursuant to Section 7.14, (x) the Parent shall not be liable for any of the Obligations of the Borrower under this Agreement or any other Loan Documents as a result of its status as the general partner of the Borrower and (y) the Parent is joining in the execution of this Agreement solely for the limited purpose of being bound by the terms of the Sections of this Agreement expressly applicable to the Parent, including all covenants made by the Parent, and the occurrence of any Default or Event of Default under this Agreement or other Loan Document resulting from a breach by the Parent of, or a misrepresentation by the Parent under or in any way relating to, any of such Sections shall (i) not create any personal liability on the part of the Parent for the payment of the Obligations, or (ii) give rise to any cause of action against the Parent related to a breach by the Parent of any such Sections. Notwithstanding the foregoing, (a) if an Event of Default occurs, nothing in this Section 12.18 shall in any way prevent or hinder the Administrative Agent or the Lender Parties in the pursuit or enforcement of any right, remedy, or judgment against the Borrower or any of the other Guarantors or any of their respective assets, (b) the Parent shall be fully liable to the Administrative Agent and the Lender Parties to the same extent that the Parent would be liable absent the foregoing provisions of this Section 12.18 for fraud or willful misrepresentation by the Borrower, the Parent, or any of their respective Affiliates or Subsidiaries (to the full extent of losses suffered by the Administrative Agent or any Lender Party by reason of such fraud or willful misrepresentation); and (c) nothing in this Section 12.18 shall be deemed to be a waiver of any right which the Administrative Agent may have under §506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code or any successor thereto or similar provisions under applicable state law.

Section 12.19.      Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.20.      Construction.

The Administrative Agent, each Issuing Bank, the Parent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Parent, the Borrower and each Lender.

Section 12.21.      Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.22.      Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)           such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 12.23.      Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 12.23., the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

AMERICAN HOMES 4 RENT, L.P.

By:	American Homes 4 Rent, its General Partner

	By:	/s/ Christopher Lau
		Name:	Christopher Lau
		Title:	Chief Financial Officer

AMERICAN HOMES 4 RENT,
solely for the limited purposes
described in Section 12.18.

By:	/s/ Christopher Lau
	Name:	Christopher Lau
	Title:	Chief Financial Officer

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

Wells Fargo Bank, National Association, as Administrative Agent, as an Issuing Bank and as a Lender

By:	/s/ Rebecca Ghermezi
Name: Rebecca Ghermezi
Title: Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and as a Lender

By:	/s/ Cody A. Canafax
Name: Cody A. Canafax
Title: Executive Director

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

BANK OF AMERICA, N.A., as an Issuing Bank and as a Lender

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David C. Drouillard
Name: David C. Drouillard
Title: Senior Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: Raymond James Bank,
as a Lender

By:	/s/ Alex Sierra
Name: Alex Sierra
Title: SVP

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: The Bank of Nova Scotia,
as a Lender

By:	/s/ Allisson Michaels-van Dijkum
Name: Allisson Michaels-van Dijkum
Title: Managing Director & Head Corporate Banking – U.S. Real Estate, Gaming & Leisure

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: U.S. Bank National Association,
as a Lender

By:	/s/ Matthew K. Mains
Name: Matthew K. Mains
Title: Senior Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: REGIONS BANK,
as a Lender

By:	/s/ William Chalmers
Name: William Chalmers
Title: Senior Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Citibank, N.A.,
as a Lender

By:	/s/ David Bouton
Name: David Bouton
Title: Authorized Agent

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution:
City National Bank, a national banking association,
as a Lender

By:	/s/ Loren Bedolla
Name: Loren Bedolla
Title: Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)

SIGNATURE PAGE TO CREDIT AGREEMENT, AMONG AMERICAN HOMES 4 RENT, L.P., EACH LENDER PARTY HERETO AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT

Name of Institution: Associated Bank, National Association,
as a Lender

By:	/s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

Signature Page to Credit Agreement (American Homes 4 Rent, L.P.)